UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WPX Energy, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3500 One Williams Center

Tulsa, Oklahoma 74172

April 9, 2014

Dear WPX Energy Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of WPX Energy, Inc. The meeting will be held on Thursday, May 22, 2014, in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, at 9:30 a.m., Central Daylight Time. We look forward to greeting personally as many of our stockholders as possible at the Annual Meeting.

The notice of the Annual Meeting and proxy statement that accompany this letter provide information concerning matters to be considered and acted upon at the Annual Meeting. Our proxy statement also includes information about the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend; and

•	Different methods you can use to vote by proxy, including by Internet, telephone and mail.

As a stockholder of WPX Energy, you play an important role in our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

While most of our stockholders are unlikely to be able to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares as promptly as possible.

Thank you for your continued interest in our company.

Very truly yours,

William G. Lowrie

Chairman of the Board of Directors

WPX ENERGY, INC.

3500 One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

To the stockholders of WPX Energy, Inc.:

WPX Energy, Inc. will hold its Annual Meeting of Stockholders on May 22, 2014 at 9:30 a.m. Central Daylight Time at the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172. Details for the Annual Meeting of Stockholders are below:

TIME	9:30 a.m., Central Daylight Time, on Thursday, May 22, 2014

PLACE	Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172

ITEMS OF BUSINESS

1. To elect three director nominees identified in this proxy statement, each for a three-year term;

2. To conduct an advisory vote on executive compensation;

3. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2014;

4. To consider two stockholder proposals set forth in this proxy statement, if properly presented at the Annual Meeting; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

RECORD DATE	You can vote and attend the Annual Meeting if you were a stockholder of record at the close of business on March 31, 2014.

ANNUAL REPORT	Our 2013 annual report, which includes a copy of our Annual Report on Form 10-K, accompanies this proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. We encourage you to vote by Internet or telephone, or complete, sign and return your proxy prior to the meeting even if you plan to attend the Annual Meeting. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 12 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

By Order of the Board of Directors,

Stephen E. Brilz

Vice President and Corporate Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting,

Proxy Statement and Annual Report are available at

www.edocumentview.com/WPX

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement.

We are taking advantage of rules of the Securities and Exchange Commission, or “SEC,” that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a brief notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this brief notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials, including our annual report to stockholders. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials.

We expect to mail, or provide notice and electronic delivery of, this proxy statement, our annual report and accompanying proxy card to stockholders beginning on or about April 9, 2014. Unless the context otherwise requires, the terms “WPX Energy,” “WPX,” the “Company,” “us,” “we,” and “our” include WPX Energy, Inc. and it consolidated subsidiaries.

WPX Energy, Inc.

We are an independent natural gas and oil exploration and production company engaged in the exploitation and development of long-life unconventional properties. Our 2013 Annual Report, which accompanies this proxy statement, provides a comprehensive description of our business.

Corporate Governance

WPX Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do. Consistent with this commitment, we have adopted the following practices:

•	Board Structure and Composition. We have independent Board leadership, and all directors, other than our chief executive officer, are independent.

•	Stock Ownership Guidelines. Our directors and executive officers are subject to stock ownership guidelines that align their interests with those of our stockholders.

•

Recoupment Policy. We have a recoupment policy that requires the Company to recover all performance-based incentive payments from senior executives, including all of our named executive officers, found by the Board of Directors to be personally responsible for the fraud or intentional misconduct resulting in a significant restatement of the Company’s financial statements. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results. See “Compensation Discussion and Analysis — Other Compensation Practices — Recoupment Policy” below.

•	Independent Compensation Consultant. Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

•	Environmental Policy. We have an environmental health and safety policy that outlines our focus on integrating environmental, health and safety stewardship into our core business activities.

•

Transactions in Company Securities (Anti-Hedging Policy). Our insider trading policy prohibits short sales of shares of our common stock by directors and employees. It also prohibits the use of equivalent derivative securities.

•	Anti-Pledging Policy. Our insider trading policy prohibits our directors, officers and key employees from holding our securities in a margin account or using such securities as collateral for a loan.

Enterprise-Wide Risk Oversight

Our Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business.

Executive Compensation

Our executive compensation program utilizes a mix of base salary, an annual cash incentive, performance-based restricted stock units, equity awards, and benefits and limited perquisites to engage, retain, reward, and attract highly effective executive officers to deliver on our business plan and drive results that increase stockholder value. Our compensation program makes a majority of executive pay variable, subject to increase when we exceed performance targets and reduction when we do not achieve performance targets. The variable pay is tied to performance metrics that encompass both short- and long-term goals and encourage balanced growth while discouraging excessive risk-taking.

Highlights of our Executive Compensation

•	Pay for Performance — The majority of compensation to our executive officers varies based upon achievement of annual or long-term goals that increase stockholder value.

•	Increase Stockholder Value — We use balanced performance metrics to encourage growth while discouraging excessive risk-taking.

•	Align Executive Officers with Stockholders — Executive compensation is weighted toward equity awards that align our executive officers with the long-term interests of our stockholders.

Summary of Compensation Paid to Our CEO in 2013

•	Base Salary — $780,000

•

Annual Cash Incentive — An annual cash incentive of $720,809, which is approximately 15% lower than the annual cash incentive paid to our CEO for 2012 performance and is reflective of lower performance against the goals we set for 2013.

•

Equity Awards — Long-term performance-based restricted stock units with a targeted grant date value of $2.25 million, stock options with a grant date fair value of $1.125 million, and time-based restricted stock units with a grant date fair value of $1.125 million.

Information regarding compensation paid to each of our named executive officers in 2013 is described in the “Compensation Discussion and Analysis” below.

Strong Governance Standards in Oversight of Executive Compensation Policies

We endeavor to maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

•	Stock ownership guidelines that encourage our executive officers to have a significant stake in our long-term success;

•	Performance-based compensation arrangements that use balanced performance measures, including performance-based equity awards;

•	Our performance-based restricted stock units prohibit payouts in excess of 100% if absolute Total Shareholder Return is negative regardless of our ranking against peers;

•	Double-trigger change-in-control agreements and equity awards;

•	No excise tax gross-ups and limited perquisites;

•	Prohibition on backdating stock options and on repricing without stockholder approval;

•

Recoupment policy requires recovery of all performance-based incentive payments from any executive officers found by the Board of Directors to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. In addition, the policy is to seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results;

•	Independent Compensation Committee with independent advisors;

•	We prohibit:

¡	short sales of our common stock,

¡	the use of equivalent derivative securities,

¡	margin trading in our stock by directors and executive officers, and

¡	pledging of our stock by directors and executive officers.

Proposal 1 — Election of Directors (see pages 11 – 13)

The Board has nominated three candidates for election to our Board of Directors. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal 2 — Advisory Vote to Approve the Company’s Executive Compensation (see pages 24 – 56)

The Board is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains the Compensation Committee’s compensation decisions and how our executive compensation program aligns the interests of our executive officers with those of our stockholders. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm (see page 60)

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Board is seeking stockholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP.

Proposal 4 — Stockholder Proposal (see pages 63 – 65)

We have been informed that a stockholder intends to introduce a resolution requesting that the Board adopt quantitative goals, based on current technologies, for reducing greenhouse gas emissions and report to stockholders by fall 2014 on its plan to achieve those goals. The Board has concluded that the proposal is not in the best interests of the Company and its stockholders. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote AGAINST the proposal.

Proposal 5 — Stockholder Proposal (see pages 65 – 66)

We have been informed that a stockholder intends to introduce a resolution requesting that the Board take all necessary steps to require that all directors elected at or after the annual meeting in 2015 be elected on an annual basis. For the reasons discussed in this proxy statement, the Board does not recommend either a vote FOR or AGAINST the proposal.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory vote to approve our executive compensation, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and two stockholder proposals. Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management and representatives of Ernst & Young LLP will be available to respond to questions from stockholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dennis C. Cameron and Stephen E. Brilz to serve as proxies for the Annual Meeting. The Board of Directors will use the proxies at the 2014 Annual Meeting of Stockholders. The proxies also may be voted at any adjournments or postponements of the meeting.

3.	What is a proxy statement?

It is a document we give you when we are soliciting your vote pursuant to SEC regulations.

4.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares and the Notice or the proxy materials were sent directly to you by Computershare.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.	How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, or if you vote your proxy over the Internet or by telephone, or by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.	How can I access the proxy materials for the Annual Meeting?

Stockholders may access the proxy materials, which include the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report for the year ended December 31, 2013 on the Internet at www.edocumentview.com/WPX. We will also provide a hard copy of any of these documents free of charge upon request as set forth in the Notice of Internet Availability of Proxy Materials or to: WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Stockholders of Record. If you vote on the Internet at www.envisionreports.com/WPX, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.envisionreports.com/WPX and following the enrollment instructions.

Street Name Holders. If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.	How do I attend the Annual Meeting? What do I need to bring?

All stockholders as of the Record Date may attend. Please bring to the meeting:

Proof of Ownership, such as a copy of your Notice or proxy card, or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

Proof of Identification, such as a valid driver’s license or passport.

If you hold your shares in street name, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in Question 8.

Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with rules of order and procedure that will be available at the meeting.

8.	How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

9.	What shares are included on the Notice, proxy card or voting instruction form?

If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

•	in certificate form; and

•	in book-entry form.

If you hold shares in our Employee Stock Purchase Plan, you will receive a separate Notice or proxy card applicable to those shares.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

10.	What different methods can I use to vote?

By Written Proxy. All stockholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record can vote by telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in Question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

11.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 31, 2014. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On March 31, 2014, there were 202,097,968 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the General Corporation Law of the State of Delaware. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12.	If I submit a proxy, may I later revoke it and/or change my vote?

Stockholders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

•	signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary before the Annual Meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 21, 2014 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

•	voting at the Annual Meeting if you are a stockholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

•	notifying the Corporate Secretary of the Company in writing before the Annual Meeting.

13.	Are votes confidential? Who counts the votes?

We hold the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of the election to certify the results of the vote.

We have retained Computershare to tabulate the votes and act as independent inspector of the election.

14.	What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, stockholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected at the Annual Meeting upon receipt of more votes cast “for” than “against” his or her election; abstentions will not count as votes cast with respect to a director’s election. Our Corporate Governance Guidelines requires all directors to tender, promptly after their election, irrevocable resignations from the Board of Directors that will be effective if the director does not receive a greater number of votes “for” than “against” his or her election in an uncontested election. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign and publicly disclose its decision within 90 days from the date of the certification of the election results. The text of this policy appears in our Corporate Governance Guidelines, which are available on our website at www.wpxenergy.com.

The Board of Directors recommends a vote FOR each of the nominees.

15.	What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals stockholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

16.	What is the Board’s recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

•	The Board of Directors recommends a vote FOR each of the director nominees.

•	The Board of Directors recommends a vote FOR advisory approval of the Company’s executive compensation.

•	The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	The Board of Directors recommends a vote AGAINST the stockholder proposal recommending the adoption of quantitative goals to reduce greenhouse gas emissions.

•	The Board of Directors recommends neither a vote FOR or AGAINST the stockholder proposal recommending declassification of the Board.

17.	What vote is needed to approve each proposal?

Please see Question 14 regarding the vote that is needed for the election of directors. Each of the remaining proposals must be approved by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting in order to pass. For the advisory vote to approve our executive compensation, the Board of Directors will consider the result of that advisory vote when considering future executive compensation decisions.

18.	What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the advisory approval of our executive compensation;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

•	AGAINST the stockholder proposal recommending the adoption of quantitative goals to reduce greenhouse gas emissions.

•	neither FOR or AGAINST the stockholder proposal recommending declassification of the Board.

19.	Are my shares voted if I do not provide a proxy?

If you are a stockholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. The election of directors, the advisory vote to approve our executive compensation, and the votes on stockholder proposals are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as “broker non-votes.”

20.	How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors, as only “for” and “against” votes are counted. Abstentions have the effect of an “AGAINST” vote on the proposal seeking advisory approval of our executive compensation, the ratification of the appointment of the Company’s independent registered public accounting firm, and each of the stockholder proposals. Broker non-votes will be treated as not present and not entitled to vote.

21.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Stockholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason.

22.	What are the deadlines for submitting stockholder proposals for the 2015 Annual Meeting?

Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. To be considered for inclusion in our proxy statement for our 2015 Annual Meeting, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received not later than December 20, 2014 and be submitted in accordance with the SEC’s Rule 14a-8. Stockholder proposals received after the close of business on December 20, 2014 would be untimely. These stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2015 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2015 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy statement for our 2015 Annual Meeting, but is instead sought to be presented at the 2015 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, these stockholder proposals must be received not earlier than January 22, 2015, and no later than the close of business on February 21, 2015. These stockholder proposals must be in writing and received within the “advance notice” deadlines described above at our principal executive offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary. These stockholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws about the stockholder proposing the business and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed business or the voting of the Company’s common stock. If we do not receive a stockholder proposal and the required information regarding the stockholder and any associated person by the “advance notice” deadlines described above, the proposal may be excluded from the proxy statement and from consideration at the 2015 Annual Meeting. The “advance notice” requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such stockholder business.

23.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

24.	Where can I find more information about my voting rights as a stockholder?

The SEC has an informational website that provides stockholders with general information about how to cast their vote and why voting should be an important consideration for stockholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nomination Process

Criteria for Nomination to the Board

The Nominating and Governance Committee Charter, which is available on our website at www.wpxenergy.com under “Investors” and “Corporate Governance”, provides that the Nominating and Governance Committee develops and recommends to the Board qualifications for assessing director candidates and identifies and recommends to the Board individuals for nomination as Board members.

Our Corporate Governance Guidelines set forth criteria for independent director nominees. The Nominating and Governance Committee evaluates potential Board nominees against these criteria in determining whether to recommend any potential nominee for consideration for election as a member of the Board. These criteria include the following:

•

An understanding of business and financial affairs and the complexities of a business organization. Although a career in business is not essential, the nominee should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government, and should be willing to maintain a committed relationship with the Company as a director.

•	A genuine interest in representing all of the stockholders and the interest of the Company overall.

•	A willingness and ability to spend the necessary time to function effectively as a director.

•	An open-minded approach to matters and the resolve to independently analyze matters presented for consideration.

•	A reputation for honesty and integrity beyond question.

•	Independence as defined by the NYSE, and qualifications otherwise required in accordance with applicable law or regulation.

The Nominating and Governance Committee routinely evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity and age. This assessment enables the Board to update, if necessary, the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

Process for Identifying and Evaluating Nominees

In considering potential candidates to the Board who are not incumbent directors, the Nominating and Governance Committee, with input from the full Board of Directors, assesses the potential candidate’s qualifications, taking into account the criteria listed above, and how these qualifications fit with the desired composition of the Board of Directors as a whole.

In the case of incumbent directors, in addition to the criteria listed above, the Nominating and Governance Committee reviews the directors’ overall performance on the Board of Directors and other relevant factors.

Stockholder Recommendations for Nominees

The Nominating and Governance Committee will consider nominees recommended by our stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominees’ qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Nominating and Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria set forth above, in the case of director candidates recommended by stockholders. The Nominating and Governance Committee periodically considers recommendations for director candidates.

If you wish to submit a director nomination at a future annual meeting, you must supply timely written notice to the Corporate Secretary. For the 2015 Annual Meeting, this notice must be received at our principal executive offices, directed to the Corporate Secretary, no earlier than January 22, 2015, and no later than February 21, 2015. The notice must include the information set forth in the Bylaws about each proposed nominee, including: (i) the name, age, business address, residence address and principal occupation or employment, business experience during the past five years and any other directorships of public companies currently held or held during the last five years, (ii) the number of shares of the Company’s common stock which are beneficially owned, and (iii) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include the information set forth in the Bylaws about the stockholder making the nomination and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed nomination or the voting of the Company’s common stock. The notice must also include a signed consent of each nominee to be named in the proxy statement as a nominee and to serve as a director of the Company if elected. If we do not receive a notice and the required information regarding the nominee, the stockholder and any associated person by the deadline described above, the proposed nominee may be excluded from consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will only evaluate stockholder-recommended candidates if those recommendations meet the requirements described in this proxy statement and our Bylaws.

2014 Director Nominees

Our Board of Directors currently consists of 12 directors and is divided into three classes serving staggered three-year terms, with one class being elected at our annual stockholders meeting each year. Messrs. Bender, Herdman and Lorch are Class II directors, whose terms expire at the Annual Meeting and are standing for re-election. Mr. Gunther is a Class II director whose term expires at the Annual Meeting and is not standing for re-election. Contemporaneous with the expiration of Mr.Gunther’s term, the size of our Board will be reduced to 11 directors. Mr. Bender was appointed to the Board on December 31, 2013 and is serving as President and Chief Executive Officer on an interim basis. Mr. Bender has agreed to resign from the Board at such time as the Company appoints to the Board a replacement President and Chief Executive Officer. The Company anticipates that Mr. Bender will resign from the Board and the Board will fill the resulting vacancy by appointing the new President and Chief Executive Officer to the Board as a Class II director, upon the recommendation of the Nominating and Governance Committee. As of the date of this proxy statement, the Board has not identified a replacement for Mr. Bender. In the event that the Company appoints a replacement for Mr. Bender before the Annual Meeting, he or she may take office as President and Chief Executive Officer at that time, but such person will not be appointed to the Board until after the Annual Meeting. Ms. Bowers and Messrs. Granberry, Kindick and Work are Class III directors, whose terms expire in 2015. Messrs. Carrig, Kurz, Lentz and Lowrie are Class I directors, whose terms expire in 2016.

At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. The classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of our Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our Board.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

The director nominees, if elected, will serve until the 2017 Annual Meeting or until their successors are elected and qualified. The following presents a brief biographical description of each director and director nominee, as well as a discussion of the specific experience, qualification and skills of each director that helped lead the Board to conclude that each respective director should continue to serve as a member of the Board.

Nominees

Name	Age	Director Class	Director Since
James J. Bender	57	Class II	2013
Robert K. Herdman	65	Class II	2011
George A. Lorch	72	Class II	2011

James J. Bender. Mr. Bender was named President and Chief Executive Officer of the Company on December 31, 2013. He earlier served as Senior Vice President and General Counsel of the Company since December 31, 2011. Mr. Bender was General Counsel and Corporate Secretary of the Company from April 2011 to December 2011. Mr. Bender served as Senior Vice President and General Counsel of The Williams Companies, Inc. from December 2002 until December 31, 2011, and General Counsel of Williams Partners GP LLC, the general partner of Williams Partners L.P., from September 2005 until December 31, 2011. Mr. Bender served as the General Counsel of the general partner of Williams Pipeline Partners L.P., from 2007 until its merger with Williams Partners L.P. in August 2010. From June 2000 to June 2002, Mr. Bender was Senior Vice President and General Counsel of NRG Energy, Inc. Mr. Bender was Vice President, General Counsel, and Secretary of NRG Energy, Inc. from June 1997 to June 2000. Mr. Bender serves as a director of Two Harbors Investment Corp.

We believe Mr. Bender is well qualified to serve as a member of our Board. Mr. Bender has many years of experience in our industry, including executive and international business experience, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we face. As our Chief Executive Officer with intimate knowledge of our business and operations, Mr. Bender brings a valuable perspective to the Board. Further, we believe that Mr. Bender’s experience with Williams is advantageous to us as a new public company.

Robert K. Herdman. Mr. Herdman has been a director since December 2011. Since 2004, Mr. Herdman has been a Managing Director of Kalorama Partners LLC (a Washington, D.C. consulting firm specializing in providing advice regarding corporate governance, risk assessment, crisis management and related matters). Prior to joining Kalorama, Mr. Herdman was the Chief Accountant of the SEC from October 2001 to November 2002. Prior to joining the SEC, he was Ernst & Young’s Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (“AABS”) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. Mr. Herdman was also the senior Ernst & Young partner responsible for the firm’s relationship with the SEC, Financial Accounting Standards Board and American Institute of Certified Public Accountants (“AICPA”). Mr. Herdman served on the AICPA’s SEC Practice Section Executive Committee from 1995 to 2001 and as a member of the AICPA’s Board of Directors from 2000 to 2001. Mr. Herdman is currently on the board of directors of Cummins Inc. and is chair of its audit committee. He is also currently on the board of directors and chairs the risk committee of HSBC Finance Corporation (formerly Household International, Inc.), HSBC North America Holdings, Inc. and HSBC US, Inc. and is a member of the audit committee of HSBC North America Holdings, Inc.

We believe Mr. Herdman is well qualified to serve as a member of our Board. Mr. Herdman has significant experience in finance and accounting, including expertise as the chair of the audit committees for public companies, and we believe these experiences are important to his ability to understand and address challenges and opportunities that we face. Mr. Herdman’s SEC and public accounting experience provided him with insight into the business operations and financial performance of a significant number of public companies, which is advantageous to us as a public company.

George A. Lorch. Mr. Lorch has been a director since December 2011. Mr. Lorch served as a director of Williams from 2001 until December 2011, and served as a member of Williams’ Compensation Committee and its Nominating and Governance Committee. Mr. Lorch was Chairman Emeritus of Armstrong Holdings, Inc., the holding company for Armstrong World Industries, Inc. (a manufacturer and marketer of floors, ceilings, and cabinets). He was the Chief Executive Officer and President of Armstrong World Industries, Inc. from 1993 to 1994 and Chairman of the Board and Chief Executive Officer from 1994 to 2000. From May 2000 to August 2000, he was Chairman of the Board and Chief Executive Officer of Armstrong Holdings, Inc. Mr. Lorch has 37 years of sales and marketing experience at Armstrong, including 17 years of experience as a head of operations, with responsibility for profit and loss statements, balance sheets, and stockholder relations. During his 21 years as a director in varied industries, Mr. Lorch has participated in CEO searches, succession planning, strategy development, takeover defense and offense, and director recruitment, and he has served on dozens of board committees. Mr. Lorch has also completed an executive management course at the Kellogg School of Management at Northwestern University. Mr. Lorch is the Lead Independent Director of the Board of Pfizer, Inc. (a research-based pharmaceutical company) and a director of Autoliv, Inc. (a developer, manufacturer, and supplier of automotive safety systems); HSBC Finance Corporation and HSBC North America Holdings Inc., non-public, wholly-owned subsidiaries of HSBC LLC (a banking and financial services provider); and Masonite (a publicly held door manufacturer). Mr. Lorch also serves as an advisor to the Carlyle Group (a private equity firm).

We believe that Mr. Lorch is well qualified to serve as a member of our Board. Mr. Lorch’s executive experience provides valuable financial and management experience, including expertise leading a large organization with multi-national operations, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lorch also has knowledge and understanding of the strategy, recruitment, compensation and corporate governance issues that we face from his extensive experience as a director. Further, we believe Mr. Lorch’s experience as a director of Williams is advantageous to us.

Continuing Directors

Name	Age	Director Class	Director Since
Kimberly S. Bowers	49	Class III	2011
John A. Carrig	62	Class I	2011
William R. Granberry	71	Class III	2011
Kelt Kindick	59	Class III	2013
Karl F. Kurz	52	Class I	2014
Henry E. Lentz	69	Class I	2011
William G. Lowrie	70	Class I	2011
David F. Work	68	Class III	2011

Kimberly S. Bowers. Ms. Bowers has been a director since December 2011. She has been Chairman of the Board, President and Chief Executive Officer of CST Brands, Inc. (a retailer of transportation fuels and convenience goods) since its spin-off from Valero Energy Corporation (a large independent refiner of transportation fuels and related products) in May 2013. Effective January 1, 2013, Ms. Bowers became responsible for Valero’s retail organization in the United States and Canada as Executive Vice President and President Retail. Ms. Bowers previously served from October 2008 to December 31, 2012, as Executive Vice President and General Counsel for Valero with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability, and project execution departments. She joined Valero in 1997 as Corporate Counsel. From April 2006 to October 2008, she served as Senior Vice President & General Counsel. She served as lead attorney for most of Valero’s major acquisitions during her tenure with Valero.

We believe that Ms. Bowers is well qualified to serve as a member of our Board. Her executive experience and familiarity with legal and regulatory issues, including expertise on complex health, safety and environmental matters, is critical to her ability to identify, understand and address challenges and opportunities that we face. Her experience as lead attorney for complex transactions well positions her to advise on any transactions that we may consider. As a result of her executive experience, Ms. Bowers also has an understanding of compensation and corporate governance issues that we face.

John A. Carrig. Mr. Carrig has been a director since December 2011. Mr. Carrig is the former President and Chief Operating Officer of ConocoPhillips (a large integrated oil company with operations in more than 30 countries). He joined Phillips Petroleum in London in 1978 as a tax attorney. In 1981, he transferred to Bartlesville, Oklahoma, and was associated with the corporate tax staff until 1993 when he joined the treasury group as finance manager. He was then named Assistant Treasurer of Finance, and in 1995 he accepted the position of Treasurer. He was Vice President and Treasurer from 1996 to 2000 when he was named Senior Vice President and Treasurer. He was elected Senior Vice President and Chief Financial Officer for Phillips in 2001, a position he held until the ConocoPhillips merger occurred in 2002, at which time he became Executive Vice President, Finance, and Chief Financial Officer of ConocoPhillips. In 2008, he was appointed President and Chief Operating Officer of ConocoPhillips and became responsible for global operations, including exploration and production, refining and transportation, project development and procurement, and health, safety and environmental matters. Mr. Carrig served as President of ConocoPhillips until his retirement in March 2011. Mr. Carrig also serves as a director of Forum Energy Technologies, Inc. (manufacturer of oil and gas field machinery and equipment), of TRC Companies, Inc. (engineering, consulting and construction management services to the energy, environmental and infrastructure markets) and of Skanska AB (project development and construction).

We believe Mr. Carrig is well qualified to serve as a member of our Board. Mr. Carrig has many years of experience in our industry, including operating, financial and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Carrig also has expertise leading a public company with multi-national operations, which is advantageous to us.

William R. Granberry. Mr. Granberry has been a director since December 2011. Mr. Granberry served as a director of Williams from 2005 until December 2011, and served as a member of Williams’ Compensation Committee and its Finance Committee. Mr. Granberry was a member of Compass Operating Company LLC (a small, private oil and gas exploration, development, and producing company) from October 2004 through December 2013. From 1999 to 2004, as an independent consultant, he managed investments and consulted with oil and gas companies. From 1996 to 1999, Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc. (a public oil and gas company with exploration, development, acquisition, and production activities throughout the central United States). He has worked in the oil and gas industry in various capacities for 48 years, including as a manager of engineering at Amoco (a global energy company) and in executive positions for smaller independent energy companies. Mr. Granberry has served on committees and boards of industry organizations, including the Society of Petroleum Engineers, the American Petroleum Institute, and the Independent Producers Association of America. Mr. Granberry is a director of Legacy Reserves GP, LLC (an independent acquirer and developer of oil and natural gas properties) and a trustee of Manor Park, Inc.

We believe Mr. Granberry is well qualified to serve as a member of our Board. Mr. Granberry has many years of experience in our industry, including executive, investment and operating experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Granberry also has extensive public policy experience from serving on committees and boards of industry organizations. Further, we believe Mr. Granberry’s experience as a director of Williams is advantageous to us.

Kelt Kindick. Effective January 16, 2013, Mr. Kindick was appointed as a member of our Board. Since January 2009, Mr. Kindick served as chief financial officer and partner at Bain & Company, Inc., a management consulting firm, until his retirement on December 31, 2012. As of January 1, 2013, Mr. Kindick is serving as

Advisory Partner for Bain & Company. He joined Bain & Company, Inc. in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as chief financial officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is the lead director of The Advisory Board Company. He received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School.

We believe that Mr. Kindick is well qualified to serve as a member of our Board. His long service at a leading management consulting firm, where he has developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience, will be advantageous to us.

Karl F. Kurz. Effective January 8, 2014, Mr. Kurz was appointed a member of our Board. From September 2009 to September 2012, Mr. Kurz served as a managing director, co-head of the energy group and a member of the investment committee at CCMP Capital Advisors LLC, a leading global private equity firm with a focus on energy investments, among other areas. Prior to joining CCMP, Mr. Kurz spent nine years with Anadarko Petroleum Corporation, most recently serving as chief operating officer responsible for overseeing the company’s global exploration and production, marketing, midstream, land, technology and service businesses. Prior to joining Anadarko, Mr. Kurz was general manager of midstream and marketing for Vastar Resources, Inc. where he managed the company’s marketing of oil, natural gas liquids, gas and gas processing. Prior to joining Vastar in 1995, Mr. Kurz held management positions at ARCO Oil and Gas Company in several business units including reservoir engineering, production operations, crude oil marketing, hedging, and financial trading. Mr. Kurz holds a B.S, magna cum laude, in petroleum engineering from Texas A&M University and he is a graduate of Harvard Business School’s Advanced Management Program. Mr. Kurz also serves as a director of SemGroup Corporation (midstream services provider to independent oil and gas producers and refiners) and Global Geophysical Services, Inc. (seismic data solutions for the oil and gas industry) and served as a director of Western Gas Partners from May 2008 through March 2009.

We believe Mr. Kurz is well qualified to serve as a member of our Board. Mr. Kurz has many years of experience in our industry, including executive, investment and operating experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Kurz also has extensive public policy experience from serving on committees and boards of industry organizations.

Henry E. Lentz. Mr. Lentz has been a director since December 2011. In May 2011, Mr. Lentz retired from Lazard Frères & Co (an investment banking firm), where he had served as a Managing Director since June 2009. He was a Managing Director of Barclays Capital (an investment banking firm and successor to Lehman Brothers Inc.) from September 2008 to June 2009. From January 2004 to September 2008 he was employed as an Advisory Director by Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc. (an investment banking firm). In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. Mr. Lentz is currently the non-executive Chairman of Rowan Companies, Inc. and on the board of directors of Peabody Energy Corporation, Macquarie Infrastructure Company LLC and CARBO Ceramics, Inc.

We believe Mr. Lentz is well qualified to serve as a member of our Board. Mr. Lentz has significant experience in investment banking and financial matters, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lentz also has corporate governance experience as a result of serving on other public company boards of directors, which is advantageous to us as a public company.

William G. Lowrie. Mr. Lowrie was elected as Chairman of our Board of Directors in December 2011. Mr. Lowrie served as a director of The Williams Companies, Inc. (“Williams”) from 2003 until December 2011, and served as a member of Williams’ Audit Committee and its Nominating and Governance Committee. In 1999, Mr. Lowrie retired as Deputy Chief Executive Officer and director of BP Amoco PLC (a global energy company), where he spent his entire 33-year career. At Amoco, Mr. Lowrie held various positions of increasing responsibility, developing expertise in drilling, reservoir engineering, financial analysis of projects, and other skills related to the oil and natural gas exploration, production, and processing businesses. At various times in his Amoco tenure, Mr. Lowrie managed natural gas and natural gas liquids pipeline operations, hedging and other hydrocarbon price risk mitigation functions, international contract negotiations, petroleum product refining and marketing operations, environmental health and safety program design, and the development and execution of a process for managing capital investment projects. Mr. Lowrie also worked closely with all financial functions, internal and external auditors, and industry organizations such as the American Petroleum Institute. From 1995 to 1999, Mr. Lowrie served on the board of Bank One Corporation (now JP Morgan Chase), including on that board’s audit committee. He has attended the Executive Program at the University of Virginia. Mr. Lowrie is a director and chairman of The Ohio State University Foundation and a trustee of the South Carolina chapter of The Nature Conservancy.

We believe that Mr. Lowrie is well qualified to serve as a member of our Board. Mr. Lowrie has many years of experience in our industry, including operating, financial and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lowrie also has extensive risk-management experience from his time at BP Amoco and from his service on Williams’ Audit Committee. Further, we believe Mr. Lowrie’s experience as a director of Williams is advantageous to us.

David F. Work. Mr. Work has served as a director since December, 2011. In 2000, Mr. Work retired as Regional President from BP Amoco Corporation (a global energy company) where he served in various capacities since 1987. As Regional President, Mr. Work was the senior BP Amoco representative in the Gulf Coast, Southwest and Rocky Mountain states, and his responsibilities included coordinating the vice presidents of BP Amoco’s seven exploration and production business units, as well as the leaders of the gas, power, oil and chemical businesses located in the area. Prior to serving as Regional President, Mr. Work served as a Group Vice President in BP Amoco’s Exploration and Production stream and was a member of its Executive Committee. Prior to the merger between BP and Amoco, Mr. Work had positions of increasing responsibility at Amoco Corporation, including Senior Vice President of Shared Services and Group Vice President of worldwide exploration for the exploration and production sector. Since 2009, he has served on the board of directors of Cody Resources Management LLC. Mr. Work is also a management consultant for TerraTek, a Schlumberger company. Mr. Work also volunteers as a member of the Land Trust Alliance Advisory Council and is a member of the board of trustees of the Wyoming chapter of The Nature Conservancy and the Teton Science School. Mr. Work is involved in several professional organizations, including the American Geologic Institute and the American Association of Petroleum Geologists.

We believe Mr. Work is well qualified to serve as a member of our Board. Mr. Work has many years of experience in our industry, including operating and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Work’s extensive experience in identifying exploration and production opportunities is advantageous to us as an independent company.

CORPORATE GOVERNANCE

Overview

WPX is committed to high standards of corporate governance and ethical business conduct. Important documents that are reflective of this commitment include our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the committees of our Board of Directors, and our Code of Business Conduct. You can access these documents at www.wpxenergy.com under “Investors” and “Corporate Governance” to learn more about our corporate governance practices.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure

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Majority Vote Standard. Our Bylaws and Corporate Governance Guidelines provide that each director must be elected by a majority vote in an uncontested election. Our Corporate Governance Guidelines also provide that a director nominee must submit an irrevocable resignation effective upon the failure to receive more votes cast “for” than “against” his or her election or re-election and Board acceptance of such resignation.

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Independent Board Leadership. We have a non-executive independent Chairman of the Board. If the Chairman of the Board is not independent, then the independent directors shall determine if a Lead Independent Director shall be designated.

Board and Board Committees Composition and Performance

•	Limitation on Public Company Directorships. A director may not serve on more than five public company boards of directors (including the Company’s).

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Resignation Upon Change in Status. Each of our directors is required to offer his or her resignation upon a material change in his or her status, including a change in his or her principal business associations.

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Executive Sessions. Our Board of Directors and each Board committee regularly conduct executive sessions of non-management directors. Our Chairman of the Board presides over each executive session of non-management directors. Committee Chairs preside over executive sessions of their respective committees.

•	Independent Advisors. Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Annual Performance Reviews. Our Board of Directors and Board committees conduct performance reviews annually.

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New Director Orientations. New directors are required to complete an orientation program upon joining the Board, and all directors are given the opportunity and are encouraged to participate in continuing education programs.

Guidelines and Board Policies

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Stock Ownership Guidelines. We maintain stock ownership and retention guidelines for directors and executive officers. See “Compensation Discussion and Analysis — Other Compensation Practices — Stock Ownership Guidelines,” and “Director Compensation.”

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Approval Procedures for Related-Person Transactions. We have a related-person transactions approval policy regarding the review, approval and ratification of related-person transactions involving a member of the Board, one of our executive officers, or any immediate family member or affiliate of such individuals. The Audit Committee and in some cases the full Board of Directors oversees this process. See “Certain Relationships and Transactions.”

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Recoupment Policy. We have a recoupment policy that requires the Company to recover all performance-based incentive payments from senior executives, including all of our named executive officers, found by the Board of Directors to be personally responsible for the fraud or intentional misconduct resulting in a significant restatement of the Company’s financial statements. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results. See “Compensation Discussion and Analysis — Other Compensation Practices — Recoupment Policy” below.

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Communications Policy. We have a communication policy that outlines how stockholders and other interested parties may communicate with the Board of Directors. See “Board Committees — Communication with the Board of Directors.”

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Independent Compensation Consultant. Our Compensation Committee has the sole authority to retain or terminate its compensation consultant and annually reviews its compensation consultant’s independence.

•	Environmental Policy. We have an environmental health and safety policy that outlines our focus on integrating environmental, health and safety stewardship into our core business activities.

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Transactions in Company Securities (Anti-Hedging Policy). Our insider trading policy prohibits short sales of shares of our common stock by directors and employees. It also prohibits the use of equivalent derivative securities.

•	Anti-Pledging Policy. Our insider trading policy prohibits our directors, officers and key employees from holding our securities in a margin account or using such securities as collateral for a loan.

Independent Auditors

•	Ratification of Auditor. Our stockholders annually ratify the selection of our independent registered public accounting firm.

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Limited Non-Audit Fees. The 2013 non-audit and non-audit-related fees paid to our independent registered public accounting firm were less than five percent of total fees paid to that firm by the Company in 2013.

Corporate Governance Guidelines

Our Certificate of Incorporation and Bylaws, together with Delaware law and NYSE and SEC rules, govern the Company. Our Corporate Governance Guidelines set forth many of the practices, policies and procedures that provide the foundation of our commitment to strong corporate governance. The policies and practices covered in our Corporate Governance Guidelines include operation of the Board of Directors, Board structure, director independence and Board committees. Our Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee and are revised as necessary.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to all employees. Our Code of Business Conduct is publicly available on our website at www.wpxenergy.com. Any waiver of our Code of Business Conduct with respect to the Chief Executive Officer, Chief Financial Officer or Controller, or persons performing similar functions, may be authorized only by our Audit Committee. In the event that we make any changes to, or provide any waivers from, the provisions of our Code of Business Conduct, we intend to disclose such events on our website or in a report on Form 8-K within four business days of such event.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of our directors. Based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee, the Board has determined that each of our current directors, other than Mr. Bender, is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board’s determination of independence took into account the “bright line” standards of the NYSE and the standards for independence contained in our Corporate Governance Guidelines, as well as the absence of any material transactions or other relationships between the Company, on the one hand, and directors, their immediate family members and other associates, on the other. The Board reviewed transactions between the Company and other companies where a director may also serve as a non-employee director, and concluded that no such transaction was contrary to a finding of independence.

Independent Board Leadership

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. The Company’s current preferred governance structure is to have an independent director serve as Chairman of the Board. Mr. Lowrie serves as the non-executive Chairman. Were the Board to determine at a future date that it is in the best interests of the Company’s stockholders to combine the positions of Chairman of the Board and Chief Executive Officer, the independent directors would then determine if a Lead Independent Director will also be appointed. Whereas our chief executive officer, working with the Board, provides day-to-day leadership of our Company, our independent Chairman of the Board leads the Board in the performance of its duties and serves as a liaison between the independent directors and management. In recognition of these distinct differences in duties, our Corporate Governance Guidelines outline specific responsibilities of the Chairman of the Board or a Lead Independent Director, including:

•	Presiding over all executive sessions of independent directors;

•	Overseeing the planning of the annual Board calendar and, in consultation with the Chief Executive Officer, scheduling and setting the agenda for Board meetings;

•	Overseeing the appropriate flow of information to the Board;

•	Assisting the Chairs of the various Board Committees in preparing agendas for the respective Committee meetings;

•	Chairing the Company’s annual meeting of stockholders;

•	Performing other functions described elsewhere in our Corporate Governance Guidelines or as may otherwise be requested by the Board from time to time; and

•	Being available for consultation and communication with stockholders, as appropriate.

Risk Oversight

Enterprise-Wide Risk Oversight. Our Board oversees management’s enterprise-wide risk management activities, either directly or with the assistance of its committees. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. Discussions with the Board regarding the Company’s capital and operating plan, business results, and competitive environment ordinarily include a discussion of the risks associated with the particular item under discussion. The Board’s committees assist in the risk oversight function as follows:

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The Audit Committee oversees our financial controls and compliance activities, and regularly evaluates such matters as our financial reporting and disclosure, our relationships with vendors, and our capital investment and project execution. The enterprise risk management function, which reports to our chief financial officer, assists the Company in identifying and assessing the Company’s material risks. The Company’s chief internal auditor, who reports to the Audit Committee, assists the Company in evaluating risk management controls and methodologies. In connection with its oversight role, the Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s chief internal auditor and general counsel.

•	The Compensation Committee oversees risk associated with our human capital and our compensation practices and plans.

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The Nominating and Governance Committee oversees Board processes and corporate governance-related risk, including risks related to environmental health and safety, reputation and branding, and legislative and regulatory matters.

Enterprise-Wide Incentive Compensation Risk Assessment. Under the oversight of our Compensation Committee, we conducted a risk assessment of the Company’s enterprise-wide compensation programs. The risk assessment reviewed both incentive compensation plans and individual incentive awards paid in 2013 for the presence of potential design elements that could incent employees to incur excessive risk. The assessment also took into account the presence of other design features that serve to mitigate excessive risk taking, such as the Company’s recoupment policy, stock ownership guidelines, balanced performance metrics, and similar features.

After considering the results of the risk assessment, management concluded that the level of risk associated with the Company’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at a meeting in February 2014. Please see “Compensation Discussion and Analysis — Other Compensation Practices — Consideration of Risk in Setting Executive Compensation” for a discussion of design elements intended to mitigate excessive risk taking by our executive officers.

Executive Officers

The following presents a brief biographical description of each of our executive officers (other than Mr. Bender, whose biographical information appears above under “2014 Director Nominees—Nominees”).

Executive Officer	Biographical Information
Neal A. Buck Age 58 Senior Vice President of Business Development and Land	Mr. Buck was named Senior Vice President of Business Development and Land effective December 2011 and will serve in that capacity until May 2, 2014. He is responsible for acquisitions and divestitures, land management, reserves and production reporting, information technology and other services. Mr. Buck was Vice President — Commercial Operations & Gas Management with Williams Exploration Company from August 2001 to December 2011. In that capacity, he was responsible for acquisitions and divestitures, planning, gathering and processing contracts, reserves and production reporting and other services. Mr. Buck joined The Williams Companies, Inc. (“Williams”) in 1996, and served as Director of Planning and Analysis from March 1998 to August 2001. Prior to joining Williams, Mr. Buck was with Occidental Petroleum Corporation.

Dennis C. Cameron Age 51 Senior Vice President and General Counsel	Mr. Cameron was named Senior Vice President and General Counsel of the Company effective December 31, 2013. Prior to that time, Mr. Cameron had served as Vice President and Deputy General Counsel of the Company since July 18, 2013 and Assistant General Counsel from January 3, 2012 to July 18, 2013. Mr. Cameron has over 20 years of legal experience and since May 1987 has been a shareholder of GableGotwals, a full-service law firm. From 2008, Mr. Cameron was a member of the Board of Directors of the firm. Mr. Cameron’s practice at GableGotwals consisted primarily of complex litigation involving energy interests including the defense of class actions and included commercial litigation with an emphasis in oil & gas issues, products liability and environmental law. Mr. Cameron served as national counsel to a major oil & gas company on royalty, severance taxes and qui tam matters and regional counsel to two other oil & gas companies on similar matters. Mr. Cameron also represented three major oil & gas companies on Federal and Indian oil & gas matters related to production throughout the United States and offshore. Mr. Cameron was selected as National Products liability counsel to an international tool manufacturer. Mr. Cameron received a Bachelor of Science in Mechanical Engineering from the University of Oklahoma and Juris Doctor from the University of Oklahoma College of Law.

Michael R. Fiser Age 49 Senior Vice President of Marketing	Mr. Fiser was named Senior Vice President of Marketing effective December 2011. From May 2008 until December 2011, Mr. Fiser served as Vice President and Director of Williams Gas Marketing, Inc., with responsibilities including the sales, marketing, transportation management, operations, storage management, trading and hedging of The Williams Companies, Inc. (“Williams”) natural gas portfolio. He served as Director for Williams Energy Marketing and Trading and Williams Power from September 1998 to 2008 and was responsible for commercial trading strategies, hedging and logistics. Prior to joining Williams Energy Marketing or Williams Power, Mr. Fiser worked at Koch Industries, Inc. in various marketing and trading roles from June 1987 to September 1998.

Bryan K. Guderian Age 54 Senior Vice President of Operations	Mr. Guderian was named Senior Vice President of Operations effective December 2011. From 1998 until December 2011, Mr. Guderian served as Vice President of the Exploration & Production unit of The Williams Companies, Inc. (“Williams”) with responsibility for operational and commercial management of exploration and production assets in the Marcellus Shale, the San Juan Basin and other basins. Mr. Guderian also had responsibility for overseeing Williams’ international operations and has served as a director of Apco International Oil and Gas Inc. and Apco Properties Ltd. since 2002 and a director of Petrolera Entre Lomas S.A. since 2003. Mr. Guderian was appointed CEO of Apco effective December 31, 2013. Mr. Guderian also serves as a director of NGL Energy Partners, LP and is a member of its Audit Committee. Mr. Guderian joined Williams in 1991 as a gas marketing representative.

Marcia M. MacLeod Age 61 Senior Vice President of Human Resources and Administration	Ms. MacLeod was named Senior Vice President of Human Resources and Administration effective December 2011. Ms. MacLeod served as Vice President and Chief Information Officer of The Williams Companies, Inc. (“Williams”) from July 2008 to December 31, 2011. Since joining Williams in 2000, Ms. MacLeod served as Vice President of Compensation, Benefits and Human Resources Information Services from October 2000 to May 2004 as well as Vice President of Enterprise Business Services from May 2004 to July 2008. Prior to joining Williams, Ms. MacLeod served as Managing Director of Global Compensation and Benefits for Electronic Data Systems. She has held management roles at JC Penney Company and HEB Grocery Company, and has practiced tax and employee benefits law with a firm in Dallas. Ms. MacLeod is also a member of Mott Production LLC, a privately held company holding various oil and gas interests.

Steven G. Natali Age 59 Senior Vice President of Exploration	Mr. Natali was named Senior Vice President of Exploration effective December 2011. Mr. Natali served The Williams Companies, Inc. (“Williams”) as Vice President of Exploration and Geophysics from 2001 to 2011. Mr. Natali served as Chief Geophysicist and Vice President of Exploration of Barrett Resources International Corporation (“Barrett Resources”) from 1995 until Williams’ purchase of that company in 2001. Prior to his employment with Barrett Resources, Mr. Natali worked for 12 years as an exploration geophysicist for Amoco Production Company, participating in many of the emerging plays of the Rocky Mountain basins, Oklahoma Spiro Sandstone play and North Slope of Alaska.

J. Kevin Vann Age 42 Senior Vice President and Chief Financial Officer	Mr. Vann was named Senior Vice President and Chief Financial Officer effective as of March 31, 2014. Prior to that time, Mr. Vann had served as Vice President, Chief Accounting Officer and Controller since December 2011. Since June 2007, Mr. Vann had served as Controller for the exploration and production business unit of The Williams Companies, Inc. (“Williams”). He was Controller for Williams Power Company from 2006 to 2007 and Director of Enterprise Risk Management for Williams from 2002 to 2006. In his Controller positions, he was responsible for the development and implementation of internal controls to ensure effective financial and business systems, accurate financial statements and the timely provision of appropriate information and analysis to assist in the strategic management of the company. As Director of Enterprise Risk Management for Williams, he was responsible for the aggregation and measurement of commodity and credit risk.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Stockholders. During the year ended December 31, 2013, the Board of Directors held eleven meetings. All directors who were members of the Board of Directors in 2013 attended at least 75% of the meetings of the Board and any Board committees of which they were members. Each of our directors attended our 2013 Annual Meeting of Stockholders.

Board Committees

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees help the Board of Directors fulfill its responsibilities and assist the Board of Directors in making informed decisions. Each committee operates pursuant to a written charter, each of which is available on our website at www.wpxenergy.com, and evaluates its charter and conducts a committee performance evaluation annually.

The directors serve on the committees as set forth below.

Audit	Compensation	Nominating and Governance
Robert K. Herdman, Chair	William R. Granberry, Chair	George A. Lorch, Chair
John A. Carrig	Henry B. Lentz	Kimberly S. Bowers
Kelt Kindick	David F. Work	Don J. Gunther
Karl F. Kurz

Audit Committee

The Audit Committee consists of Messrs. Herdman (Chair), Carrig, and Kindick, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC and is financially literate. The Board of Directors has determined that each of Messrs. Carrig, Herdman and Kindick has accounting or related financial management expertise and are qualified as “audit committee financial experts” as defined by the rules and regulations of the SEC. You should understand that these designations are disclosure requirements of the SEC and the NYSE relating to the members’ experience and understanding of accounting and auditing matters. These designations do not affect the obligations or liability of Board or Audit Committee members generally. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, public disclosure and compliance activities and for the selection and retention of the independent registered public accounting firm. The Audit Committee held eleven meetings in 2013.

Compensation Committee

The Compensation Committee consists of Messrs. Granberry (Chair), Lentz and Work, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC and an outside director under the Internal Revenue Code of 1986. The Compensation Committee is responsible for overseeing the design and implementation of strategic programs that promote the attraction, retention and appropriate reward of executive officers and are designed to motivate the Company’s executive officers toward the achievement of business objectives and to align the executive officers’ focus with the long-term interest of the stockholders. The Compensation Committee also makes recommendations to the Board regarding the compensation of our chief executive officer, and assists the Board in fulfilling its responsibility to oversee the establishment and administration of the Company’s compensation programs, including incentive compensation and equity-based plans, and related matters for employees subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee also monitors compliance by directors and the executive officers with the Company’s stock ownership guidelines. The Compensation Committee held eight meetings in 2013.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Lorch (Chair), Ms. Bowers, Mr. Kurz and Mr. Gunther, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC. The Nominating and Governance Committee’s duties include indentifying and recommending qualified individuals to be proposed as nominees for election to the Board at the annual meeting of stockholders and developing, reviewing annually and recommending to the Board changes to our Corporate Governance Guidelines. The Nominating and Governance Committee also reviews the size and composition of the Board and its committees and recommends any changes to the Board, establishing a process for and assessing director independence and overseeing the evaluation of the Board and its committees. The Nominating and Governance Committee held six meetings in 2013.

Communications with the Board of Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, the non-executive Chairman of our Board, or the independent directors as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations page of our website at www.wpxenergy.com.

The current contact information is as follows:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Chairman of the Board

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Corporate Secretary

We will forward communications to the relevant director(s) unless the communications are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, spam, surveys and routine product or business inquiries.

EXECUTIVE COMPENSATION

Executive Summary

We are an independent natural gas and oil exploration and production company specializing in non-conventional resources such as tight-sands and shale formations. Our long-term strategy is to grow profitable production and reserves while keeping our unit cost down, generating positive cash flow, and maintaining adequate liquidity to meet business objectives. Our executive compensation program is designed to increase stockholder value by creating incentives for our executive officers to execute this strategy. Base salary and benefits compensate our executive officers for day-to-day responsibilities. However, the majority of the total compensation paid to our executive officers is linked to achievement of business objectives designed to increase stockholder value. For the long-term incentive plan, our performance metric is relative Total Shareholder Return (TSR). For the annual incentive plan, we use performance metrics tied to our strategy so we encourage performance that creates long-term value for our stockholders. When results fall short, incentive pay realized by our executive officers will be below targeted levels.

Although 2013 was a challenging year on several fronts, our stockholder return improved by 37% during the year. In addition, we executed our strategy of focusing on our operational expertise and laid a foundation for future growth. Our 2013 successes include:

•	100% development drilling success rate

•	Completing 416 new wells on a gross basis

•	Increasing Piceance Basin rigs from 5 to 7 to spur pace of development

•	Early delineation of a natural gas discovery in the Piceance Basin’s Niobrara Shale

•	Increasing overall daily oil production by 21%

•	Quickly moving to develop San Juan’s Gallup Sandstone after drilling four successful exploratory oil wells

•	Completing 49 Williston Basin oil wells on a gross basis

•	Increasing Williston Basin oil production by 39%

•	Completing $40 million sale of deep rights in Powder River Basin

•	Only one OSHA lost-time accident over nearly 2.9 million employee hours worked

•	Centralizing our drilling function to create efficiencies across basins

•	Reducing domestic gathering, processing, and transportation charges by 15%

While these operational accomplishments continued to build the foundation for our future success, we fell somewhat short on several of the performance targets under our annual incentive plan, which rewards our executive officers for specific results against pre-set objectives. For the annual incentive plan, we used the following metrics:

•	Production Volume

•	Production Cost

•	Drilling Finding and Development (F&D) Cost

•	Adjusted EBITDAX

For the year, we performed better than our target for Production Cost but fell somewhat below our targets for Production Volume, Drilling F&D, and adjusted EBITDAX. Our Production Volume was slightly below our target due in part to lower than targeted volume in the Appalachia basin caused by pipeline constraints on third-party gathering systems. We did not fully meet our Drilling F&D target due to increased capital spent drilling our proved undeveloped reserves, which resulted in lower than targeted Reserves Addition. We did not achieve our adjusted EBITDAX target primarily due to lower production volume and lower realized natural gas and natural gas liquids prices, including the impact of derivatives, partially offset by the combination of higher oil prices and favorable lifting cost. These combined metrics calculated to a 93.1% payout percentage under our annual cash incentive program. This compares to the above-target payout to our executives under the 2012 annual cash incentive program of 112.68%. Although our stockholder return improved in 2013, we believe the lower incentive award to our executive officers is appropriate and reflects that we fell slightly below the combined target for our annual cash incentive program.

On December 17, 2013, we announced that our Chief Executive Officer (CEO) Ralph Hill was stepping down and that James Bender, who was then serving as our Senior Vice President and General Counsel, had been appointed as CEO on an interim basis effective December 31, 2013. A search committee has been formed to conduct an external CEO search, and Mr.  Bender will serve as CEO until the selection process is complete.

Compensation Discussion and Analysis

Our executive compensation program includes several features designed to align the interests of our executive officers with our stockholders:

•

The majority of total direct compensation (TDC) — which includes base salary, annual cash incentive, and long-term incentives — to our CEO (69%) and other Named Executive Officers (NEOs) (53%) is performance-based, comprised of annual cash incentive, stock options, and performance-based restricted stock units (RSUs).

•	Pay at risk — which is pay that varies based upon both stock price and performance against incentive targets — to our CEO is approximately 87% and to our remaining NEOs is approximately 78%.

•	We use a balanced approach to performance metrics to focus executive officers on executing our strategy while discouraging excessive risk-taking.

•	Our stock ownership guidelines require our executive officers to have a significant stake in our long-term success and align their interests with stockholder interests.

•	Our Compensation Committee regularly reviews share utilization, overhang levels, and the annual run rate.

•

Our recoupment policy requires recovery of all performance-based incentive payments from executive officers found to be responsible for fraud or intentional misconduct that results in a significant restatement of our financial results.

•	Our change in control agreements have a double trigger for cash payments, equity awards, and other benefits so they are not triggered solely on a change in control.

•	We provide very limited perquisites to our NEOs.

•	Our Compensation Committee engages an independent compensation consultant to provide competitive market data for our executive officers and lead discussions on trends within our industry.

•

When making compensation decisions, our Compensation Committee uses tally sheets to consider total outstanding equity value and estimates of amounts that would be paid in various termination scenarios.

In addition, we have adopted policies and provisions to ensure we do not engage in practices that could be detrimental to stockholders:

•	Our performance-based RSU program prohibits payouts in excess of 100% if absolute TSR is negative, regardless of the ranking of our TSR relative to peers.

•	We do not provide employment contracts to any of our NEOs.

•	We do not provide gross-ups to cover personal income taxes that pertain to severance benefits or the limited perquisites that we offer.

•	Our insider trading policy prohibits short sales of our common stock and the use of equivalent derivative securities by our directors and executive officers.

•	We do not permit our directors or executive officers to engage in margin trading of our stock.

•	We have adopted an anti-pledging policy.

•	Our incentive plan prohibits the backdating of stock options and the repricing of stock options without stockholder approval.

Compensation Philosophy

We provide a competitive total rewards program that is designed to engage, retain, reward, and attract highly effective executive officers to deliver on our business plan and drive results that increase stockholder value. We intend to maintain compensation programs that are in the best interest of WPX and our stockholders while rewarding our executive officers through a pay mix that balances near-term and long-term performance and discourages excessive risk-taking. Establishing the proper mix of compensation programs is critical to our pay-for-performance approach in engaging executive officers to carry out our business strategy.

Our Compensation Committee believes TDC for our executive officers should be heavily weighted toward performance-based compensation as well as pay in the form of equity. Performance-based compensation, which includes AIP, stock options, and performance-based RSUs, comprises the majority of our executive compensation, while base salary is a much smaller percentage. Equity — which directly aligns our executives with stockholders — comprises a much greater portion of compensation to our NEOs than does cash compensation.

Performance-Based and Equity-Based Pay

as a Percentage of Total Direct Compensation

Objective of our Compensation Program

We believe that by focusing on our long-term strategy of growing profitable production and efficiently growing reserves while keeping our cost down, we will create value for stockholders. The objective of our executive compensation program is straightforward: to engage, retain, reward, and when necessary attract highly effective executive officers to execute this strategy. We achieve this objective by:

•	Making a majority of executive pay performance-based, subject to increase when we exceed performance targets and reduction when we do not achieve performance targets.

•	Tying pay to performance metrics that encompass both short- and long-term goals and encourage balanced growth while discouraging excessive risk-taking.

•

Delivering a majority of compensation in the form of equity, which directly ties the interests of our NEOs to stockholders and causes the value of their compensation to vary based upon our stock price.

Determination of Total Compensation

Role of our Compensation Committee and Board of Directors

Our Compensation Committee oversees the design and implementation of our compensation programs and approves compensation for the NEOs, except for the CEO. For the CEO’s compensation, the Compensation Committee makes recommendations to the independent members of the Board of Directors, which has responsibility to approve the CEO’s compensation. Our Compensation Committee makes decisions with respect to executive officer compensation based on the following factors:

•	the performance and tenure of each executive officer and the value of the role to WPX

•	market data from our peer group and the broader exploration and production (E&P) industry

•	internal pay equity considerations

•	input from the CEO (for executive officers other than himself)

•	input from its independent compensation consultant

•	its own evaluation after considering the factors listed above

Throughout this CD&A when references are made to decisions about the CEO’s compensation, those were made by the Board of Directors after considering the recommendation of the Compensation Committee.

Consideration of 2013 Stockholder Advisory Vote to Approve 2012 Executive Compensation

In 2013, we received a favorable advisory vote on our executive compensation program, with 90 percent of the Company’s shares being voted to approve the executive compensation program. Our Compensation Committee believes this affirms the stockholders’ support of our executive compensation program, and the Committee did not change its approach in 2013 based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of the annual advisory votes on our executive compensation program when making compensation decisions for our executive officers.

Role of the Compensation Committee’s Independent Compensation Consultant

Our Compensation Committee retains an independent compensation consultant, Frederic W. Cook & Co., Inc., to advise on executive and director compensation matters, assess total compensation levels and elements of pay for executive officers, and evaluate competitive compensation trends. The Committee meets with its independent compensation consultant within and outside the presence of management and has the sole authority to retain and terminate its independent compensation consultant, including sole authority to approve its fees and retention terms. Frederic W. Cook & Co., Inc. provides no other services to WPX and does not perform any work for management.

Consistent with the requirement in our Compensation Committee charter, the Committee annually reviews the independence of its compensation consultant considering the factors set forth in the New York Stock Exchange listing standards.

Role of Management and Executive Officers

Although management provides input to the Compensation Committee as it sets performance metrics and goals for our annual and long-term incentives, management does not set compensation for our executive officers. Our CEO provides his evaluation of the performance of the executive officers that report to him and makes compensation recommendations to the Compensation Committee for these executive officers. Our CEO also provides an assessment of his own performance to both the Compensation Committee and Board of Directors but does not participate in the process of setting of his own compensation.

Competitive Positioning

Our Compensation Committee makes decisions about the appropriate mix between fixed and variable pay and between cash and equity in the context of the competitive market for executive talent, while also considering how each element of pay furthers the objectives of our compensation program. To evaluate this market, the Committee, with the advice and assistance of its independent compensation consultant, considers proxy data from a designated group of comparator companies along with survey data from our peer group and a broader group of exploration and production companies.

The Compensation Committee’s objective is to achieve total compensation for our executive officers that is market competitive when performance targets are met. When results exceed our goals, our executive officers have the opportunity to earn actual compensation above the market target. When results fall short of our goals, our executive officers will earn less relative to the market. While we target the overall level of compensation to market, in allocating among forms of equity, we have placed an emphasis on performance by allocating a high proportion of equity grants to our CEO to performance-based RSUs.

With input from its independent compensation consultant, our Compensation Committee used the following selection criteria to identify our group of comparator companies:

•	U.S. Oil & Gas Exploration and Production companies

•	Scale in terms of revenue and market capitalization

•	Competitors for business, investor capital, and executive talent

•	Similar growth orientation

•	Subject to similar federal environmental laws and regulations

•	Asset/capital intensive

Using these criteria, our Compensation Committee identified the companies listed below as our peer group for executive compensation benchmarking. Our Compensation Committee evaluates this list annually to confirm we are benchmarking against the appropriate group of companies.

Cabot Oil & Gas Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	QEP Resources, Inc
Cimarex Energy Co	Range Resources Corporation
Devon Energy Corporation	SandRidge Energy, Inc
EOG Resources, Inc.	SM Energy Company
Forest Oil Corporation	Southwestern Energy Company
Newfield Exploration Company	Ultra Petroleum Corp.
Noble Energy, Inc.

Use of Tally Sheets and Wealth Accumulation Analysis

When making executive compensation decisions, our Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management with review by the Compensation Committee’s independent compensation consultant. The tally sheets quantify the elements of each executive officer’s total compensation, including total outstanding equity and estimates of amounts that would be paid in the event of a change in control and other termination scenarios.

Elements of our Compensation Program

Our executive compensation program includes seven elements:

Compensation Element	Objective	Type of Compensation
Base salary	To attract qualified candidates and provide a stable source of income	Annual cash compensation

Annual cash incentive	To encourage and reward executive officers for achieving annual performance goals	Annual cash compensation, earned based on performance against pre-established goals

Performance- based restricted stock units	To motivate and reward sustained performance and to align executive officers with the long-term interests of stockholders	Restricted stock units earned over a 3-year period based on relative TSR

Compensation Element	Objective	Type of Compensation

Stock options	To motivate executive officers and to align their interests with stockholders	Stock options, which have no value unless our stock price appreciates over the grant price, vesting ratably over 3 years

Time-based restricted stock units	To retain executive officers and to align their interests with stockholders	Time-based restricted stock units with 3-year cliff vesting

Benefits and limited perquisites	To promote health and financial well being	Employee benefits available to all employees, such as health, life and disability insurance, 401(k), and limited executive perquisites

Nonqualified deferred compensation	To promote financial well being and further align the interests of executive officers with stockholders	Executive officers may elect to defer a portion of their compensation

Each element is designed to achieve a specific objective that, when balanced with the other elements, achieves our pay-for-performance objective while aligning their interests with our stockholders.

In allocating among these elements, our Compensation Committee evaluates market data while also considering the following factors:

•	our philosophy that a large portion of pay should be variable based on performance that increases stockholder value;

•	our desire to use equity as a form of compensation to align the interests of our executive officers with our stockholders; and

•	an appropriate balance between short- and long-term compensation to encourage balanced growth and discourage excessive risk-taking.

This Compensation Discussion and Analysis focuses on the compensation of our named executives for 2013, who were:

Name	Title

James J. Bender	Chief Executive Officer* and former Senior Vice President and General Counsel

Rodney J. Sailor	Senior Vice President, Chief Financial Officer and Treasurer

Bryan K. Guderian	Senior Vice President of Operations

Neal A. Buck	Senior Vice President of Business Development and Land

Steven G. Natali	Senior Vice President of Exploration

*	As discussed above, Mr. Bender was named Chief Executive Officer effective December 31, 2013. Our Compensation Committee and Board of Directors determined it was appropriate to adjust Mr. Bender’s compensation in light of his increased responsibilities as CEO. These actions were effective January 1, 2014, and are not reflected in the discussion of Mr. Bender’s 2013 compensation that follows.

Former CEO	Title
Ralph A. Hill	Chief Executive Officer*

*	Although Mr. Hill has not been our CEO since December 31, 2013, because he was the CEO throughout 2013, this document reflects Mr. Hill’s compensation when discussing compensation decisions impacting the CEO.

Base Salary

Our base salaries are intended to help attract highly qualified candidates and provide a stable source of income so our executive officers can focus on day-to-day job responsibilities. We believe that a talented management team is critical to successfully operating our business. Retaining and attracting such talent with a competitive and stable base salary is the first building block of our compensation program.

Our Compensation Committee generally sets base salary levels for our executive officers in February of each year. For 2013, the Committee set the following base salaries for our NEOs:

Name	2012 Base Salary	2013 Base Salary	Percent Increase
James J. Bender	$488,000	$488,000	0.0%
Rodney J. Sailor	370,000	425,000	14.9%
Bryan K. Guderian	355,000	366,000	3.1%
Neal A. Buck	345,000	359,000	4.1%
Steven G. Natali	292,740	302,000	3.2%

Former CEO	2012 Base Salary	2013 Base Salary	Percent Increase
Ralph A. Hill	750,000	780,000	4.0%

Our Compensation Committee considers market data from our peer group as well as a broader group of exploration and production companies when setting the base salary for our NEOs. The actual base salary for an NEO can be above or below the target median based on factors such as experience in the current position and past positions, knowledge and expertise, and internal equity. For example, Mr. Bender’s 2013 base salary as general counsel is higher relative to the market because of the valuable experience he brought to our Company as the past General Counsel of The Williams Companies, Inc. (Williams). In 2012, Mr. Sailor’s base salary was low relative to the market because, although he had significant relevant experience, he first began functioning as CFO for a publicly traded company in January 2012 when we were spun-off from Williams. For 2013, our Compensation Committee approved a 14.9% base salary adjustment for Mr. Sailor to bring his base pay more in line with the market and to recognize the public-company experience he had gained serving as our Chief Financial Officer.

Annual Cash Incentive

Our executive officers are eligible for cash incentives each year under our Annual Incentive Program (AIP). The AIP is designed to focus executive officers on a strategy that we believe will lead to increased stockholder value. To that end, we adopted the following performance metrics and weightings for 2013:

Metric	Weighting
Production Volume	30%
Production Cost	30%
Drilling F&D	20%
Adjusted EBITDAX	20%

Each year we determine a set of meaningful numerical goals for each of the performance metrics: a threshold goal, a target goal, and a maximum goal. The following table shows the payout opportunity for various performance levels against these goals:

Performance Level	Payout Opportunity
Below Threshold	no payout
Threshold	50%
Plan	100%
Maximum	200%

The payout opportunity for performance within the above ranges (such as between 50% and 100% and between 100% and 200%) is determined based upon linear interpolation. Our Compensation Committee has discretion to reduce the amount of annual cash incentives paid to our executive officers from the amounts calculated under the formula.

The AIP metrics, described below, align with our strategy of generating profit and positive cash flow by growing profitable production, cost-efficiently growing reserves, managing unit cost, generating positive cash flow by growing EBITDAX, and maintaining adequate liquidity to meet our business objectives.

Performance Metric	Definition

Production Volume	Volume as reported publicly in financial results based on sales of oil, gas, and natural gas liquids, with metric reference in equivalent terms.

Production Cost ($/Mcfe)	The sum of the following items, divided by production volume to give $/Mcfe: • lease operating expenses • facility operating expense • selling, general and administrative cost

Drilling F&D

A measure of capital spent finding and developing reserves (completion cost) divided by Reserves Addition.

Reserves Addition is the year-end proved extensions and discoveries as defined by the SEC and reported in our Form 10-K, Supplemental Oil & Gas Disclosures.

Adjusted EBITDAX	Earnings before interest expense, income taxes, depreciation, depletion, and amortization, and exploration expenses. Management will also adjust out impacts from discontinued operations and non-cash items such as impairments and mark-to-market movements related to commodity hedges.

In 2013, we replaced one of the metrics we had used in 2012, Reserves Addition, with Drilling F&D because we wanted to focus our executive officers not only on growing reserves but doing so in a way that effectively utilizes capital while balancing the need to grow production volume and contain production cost. Because Drilling F&D is calculated by taking into account Reserves Addition, our executive officers remain aligned with our strategy of growing reserves but are incented to do so in the most cost effective way possible.

For 2013, the Committee set the goals for each of the four AIP metrics as shown in the table below:

Performance Metric	Weighting	Threshold	Plan	Maximum
Production Volume (Bcfe)	30%	401.1	445.7	490.3
Plan Range		90%	100%	110%
Incentive Payout		50%	100%	200%

Production Cost ($Mcfe)(1)	30%	$1.32	$1.20	$1.02
Plan Range		110%	100%	85%
Incentive Payout		50%	100%	200%

Drilling F&D ($/Mcfe)	20%	$2.13	$1.70	$1.28
Plan Range		125%	100%	75%
Incentive Payout		50%	100%	200%

Adjusted EBITDAX ($ Million)	20%	$560.3	$747.0	$933.8
Plan Range		75%	100%	125%
Incentive Payout		50%	100%	200%

As shown in table below, we performed better than our target for Production Cost. We fell somewhat short of the targets we set for Production Volume, Drilling F&D, and adjusted EBITDAX. Our Production Volume fell slightly below our target due in part to lower than targeted volume in the Appalachia basin caused by pipeline constraints on third-party gathering systems. We did not fully meet our Drilling F&D target due to increased capital spent drilling our proved undeveloped reserves, which resulted in lower than targeted Reserves Addition. We did not achieve our adjusted EBITDAX target primarily due to lower production volume and lower realized natural gas and NGL prices, including the impact of derivatives, partially offset by the combination of higher oil prices and favorable lifting cost. The payout percentage we calculated for our performance against these goals was 93.1%. This below-target performance attainment translated to lower annual cash incentive awards to our executives and reflects of our compensation philosophy to pay more when performance exceeds target and to pay less when performance falls below target.

Performance Metric	Weighting	Attainment Against Plan	Award Payout
Production Volume (Bcfe)	30%	97.6%	26.5%
Production Cost ($/Mcfe)	30%	101.2%	32.3%
Drilling F&D ($/Mcfe)	20%	95.9%	18.4%
Adjusted EBITDAX ($ Million)	20%	89.7%	15.9%
Award Payout %			93.1%

Management is held accountable for changes in the business plan during the year. Specifically, the targets for Production Volumes and Adjusted EBITDAX were adjusted upward to reflect additional capital spending approved during the year. The impact of this additional capital spending was also considered when calculating attainment against goals. Individual awards to NEOs may be adjusted to reflect their individual performance as assessed by the Board of Directors, with respect to the CEO, and by the CEO and Compensation Committee, with respect to the other NEOs. Although our Board (with respect to the CEO) and Compensation Committee (with respect to the other NEOs) has discretion to adjust incentive award payouts upward or downward based on individual performance, any such adjustments for individual performance collectively would not exceed 5% of the awards made to our executive officers. For 2013, no individual performance adjustments were made.

We regularly monitor a supplemental scorecard that evaluates capital efficiency, capital spending, production volume broken down by commodity (natural gas, oil, and natural gas liquids), and leading indicators of environmental, health, and safety metrics. The supplemental scorecard does not directly influence the formula used to calculate performance attainment under the AIP.

The 2013 AIP award payouts to the NEOs were:

Name	Target Percentage (% of base salary)	Target Award Value	Award Paid*	Actual Paid Award (% of base salary)
James J. Bender	65%	$317,200	$295,313	61%
Rodney J. Sailor	80%	331,538	308,662	75%
Bryan K. Guderian	70%	254,719	237,144	65%
Neal A. Buck	65%	231,600	215,620	61%
Steven G. Natali	60%	180,132	167,702	56%

Former CEO	Target Percentage (% of base salary)	Target Award Value	Actual Award Paid*	Actual Paid Award (% of base salary)
Ralph A. Hill	100%	774,231	720,809	93%

*	The award paid is calculated as a percentage of actual salary received during the performance year.

As reflected below, the annual incentive payout percentage to our NEOs is lower than it was in 2012 and is closely linked to the change in our performance against AIP metrics for 2013 versus 2012:

Name	2012 Actual Award Paid	2012 Actual Paid Award (% of base salary)	2013 Actual Award Paid	2013 Actual Paid Award (% of base salary)
James J. Bender	$357,421	73.2%	$295,313	60.5%
Rodney J. Sailor*	291,841	78.9%	308,662	72.6%
Bryan K. Guderian*	260,009	73.2%	237,144	64.8%
Neal A. Buck	252,685	73.2%	215,620	60.1%
Steven G. Natali	181,200	61.9%	167,702	55.5%

*	Mr. Guderian’s AIP target increased from 65% to 70%, and Mr. Sailor’s AIP target increased from 70% to 80%, both to reflect changes in the market for incentive targets for their positions.

Former CEO	2012 Actual Award Paid	2012 Actual Paid Award (% of base salary)	2013 Actual Award Paid	2013 Actual Paid Award (% of base salary)
Ralph A. Hill	845,100	112.7%	720,809	92.4%

Allocation among Elements of Equity

We grant performance-based RSUs, stock options, and time-based RSUs to our executive officers for a number of business reasons, including retention, aligning their interests with the interests of stockholders, and encouraging performance that leads to stock price appreciation and the creation of stockholder value over the long-term.

Our Compensation Committee sets targets for equity compensation based on market data from our peer group and internal equity considerations such as relative scope of responsibilities of each position. Based on these factors, for 2013 the Committee set the following equity targets for our NEOs, compared to the 2012 equity targets:

Name	2012 Equity Target	2013 Equity Target
James J. Bender	$1,300,000	$1,300,000
Rodney J. Sailor	1,350,000	1,600,000
Bryan K. Guderian	1,000,000	1,000,000
Neal A. Buck	900,000	900,000
Steven G. Natali	850,000	850,000

Former CEO	2012 Equity Target	2013 Equity Target
Ralph A. Hill	4,000,000	4,500,000

Market data in 2013 indicated that TDC for Mr. Sailor was below the market median. When we increased his TDC to more closely match the market, Mr. Sailor’s equity target increased to maintain an emphasis on equity and variable compensation over base pay.

Based on both market data and our objective to deliver a material proportion of equity compensation in the form of performance-based incentives, our Compensation Committee set the following equity allocation for our NEOs:

CEO Equity Allocation

Other NEO Equity Allocation

Although we believe that it is important for a material portion of grants to all executive officers to be in the form of performance-based equity, we have granted a higher proportion of performance-based RSUs to the CEO than to the other NEOs to more directly align the interests of the CEO with our stockholders.

The following table summarizes the grant-date fair market value (FMV) of the 2013 equity awards:

Name	Grant-Date FMV of Performance-Based RSU Award	Grant-Date FMV of Stock Option Award	Grant-Date FMV of Time- Based RSU Award
James J. Bender	$454,996	$324,993	$519,999
Rodney J. Sailor	559,987	399,998	639,991
Bryan K. Guderian	349,990	249,997	399,993
Neal A. Buck	314,988	224,996	359,991
Steven G. Natali	297,494	212,499	339,990

Former CEO	Grant-Date FMV of Performance-Based RSU Award	Grant-Date FMV of Stock Option Award	Grant-Date FMV of Time- Based RSU Award
Ralph A. Hill	2,249,992	1,124,996	1,124,989

Performance-Based Restricted Stock Units

We grant our executive officers performance-based RSUs to focus their efforts on long-term performance. The performance period for those RSUs is three years, and the performance metric is relative TSR, as compared to a group of our comparator companies (see the “Competitive Positioning” section for a list of companies used and a discussion of how we select comparator companies). TSR is calculated as follows:

TSR % =

(Stock price 20-day average end of period – Stock price 20-day average start of period + Dividends paid)

Stock price 20-day average start of period

Relative TSR assesses the strength of our return to stockholders by comparing it to the TSR of our comparator companies. Relative TSR therefore screens out the general marketplace, causing our executive officers to focus on executing our strategy and creating value for stockholders, even in economic downtimes. It minimizes the impact of short- and mid-term movements in share price, causing executive officers to focus on enhancing value over the long-term. Additionally, relative TSR focuses our executive officers on outperforming our competitors. We believe that rewarding executive officers for achieving results within their control and incenting them to focus on outperforming our competitors will lead to increased stockholder value.

At the beginning of the performance period, our Compensation Committee establishes performance objectives and approves grants to our executive officers of a certain number of RSUs based on their individual equity target and the equity mix described above in “Allocation among Elements of Equity.” At the end of the three-year performance period, our Compensation Committee considers our relative TSR during that performance period to determine the payout percentage for the award. Our executive officers have the opportunity to earn from 0% to 200% of the award granted based on how our relative TSR compares to the goal at the end of the performance period.

Regardless of where our TSR falls relative to our comparator companies, payout is capped at 100% if our absolute TSR is negative over the three-year performance period.

Performance Range	Payout Opportunity*
Below 25th Percentile	0%
25th Percentile (threshold)	30%
50th Percentile (target)	100%
75th Percentile (maximum) and above	200%

*	Payout may not exceed 100% if absolute TSR is negative.

Stock Options

Stock options reward executive officers for absolute share price increases, providing a direct link between increased stockholder value and executive pay. In addition, stock options, among the various forms of equity compensation, maximize executive officers’ exposure to downside equity performance risk. Aligned with the overarching objective of our compensation program of increasing stockholder value, stock options provide an element of compensation that directly reduces in value when absolute stock value declines. Stock options have a 10-year term and vest ratably over three years.

Time-Based Restricted Stock Units

We grant time-based RSUs to promote long-term retention of executive officers and permit them to accumulate equity ownership in the Company so that the interests of our management team are directly aligned with the interests of our stockholders. We believe it is important to have an element of compensation that is focused directly on retaining talent so that we can minimize potential loss of institutional knowledge and the disruption inherent in unplanned turnovers. Time-based RSUs also align our executive officers with our stockholders by making them stockholders themselves. Retaining talent and aligning interests encourages our executive officers to take actions to enhance the value of our business and increase stockholder value. Time-based RSUs vest in full at the end of three years.

Vesting of 2011 Performance-Based RSUs

Prior to our spin-off from Williams in January 2012, our NEOs were granted shares of performance-based RSUs by Williams. The RSUs granted in 2011 had a three-year performance period and vested on February 24, 2014. The performance metric is absolute TSR and TSR relative to Williams’ peer group. With the spin-off, the period-end stock price is determined based two-thirds on Williams’ stock price and dividends and one-third on WPX’s stock price. The three-year performance period ended on December 31, 2013. This is the last performance-based equity grant that was made to our NEOs prior to the spin-off and thus the last award that is linked to Williams’ performance as well as our own.

The Williams Compensation Committee certified the payout percentage and informed our Compensation Committee of that payout percentage. Our Compensation Committee then ratified and approved the Williams Compensation Committee’s determination of the payout percentage. The annualized absolute TSR was a positive 24.3% and performance relative to Williams’ comparator companies was 4th, or in the first quartile of the peer group. The resulting award for the 2011 performance-based RSUs was 182.35% based on the chart below:

Relative TSR* versus Peer Group	100th% ile	60%	100%	100%	150%	175%	200%
	75th% ile	30%	75%	75%	125%	150%	175%
	50th% ile	0%	50%	50%	100%	125%	150%
	25th% ile	0%	25%	25%	75%	100%	125%
	< 25th% ile	0%	0%	0%	30%	60%	100%
		<7.5%	7.5%	10%	12.5%	15%	18.0%
Annualized Realized TSR*			Threshold		Target		Stretch

*	Based two-thirds on Williams’ stock price and dividends and one-third on WPX’s stock price.

Benefits and Limited Perquisites

We provide competitive benefits to all of our employees, including our executive officers, to promote health, well being, and financial security. These benefits include health, life, and disability insurance. Long-term disability coverage is provided at a base level of 60% of base salary, with a maximum of $15,000 per month. In addition, our executive officers are eligible to purchase supplemental long-term disability coverage up to 70% of base salary, with a maximum of $15,000 per month. Three of our executive officers (Messrs. Hill, Bender, and Guderian) are grandfathered into a policy that provides 60% of base salary with no monthly maximum, as well as the option to purchase supplemental disability coverage up to 70% of base salary also with no monthly maximum.

Our retirement program consists of both a qualified 401(k) defined contribution plan and two nonqualified plans. Under the qualified 401(k) plan, the Company matches dollar-for-dollar employee contributions up to 6% of pay, subject to Internal Revenue Code (IRC) contribution limits, and also makes an additional contribution to all employees of either 6% or 8% of eligible pay, depending on the employee’s age.

The two nonqualified plans are a restoration plan and a voluntary deferral plan. The restoration plan provides benefits equal to the amount that would be payable under the qualified 401(k) plan in the absence of certain limitations of the IRC. Beginning in 2013, certain employees, including our executive officers, are eligible to participate in a voluntary nonqualified deferred compensation plan, which allows deferral of up to 75% of base salary and up to 100% of annual cash incentives. Employee deferrals to the nonqualified deferred compensation plan are matched up to 6% of pay that is not recognized within the qualified 401(k) plan.

We also provide the following limited perquisites to our executive officers with an aim of attracting highly qualified candidates and allowing our executive officers to focus on job responsibilities:

•

Financial Planning Reimbursement. We reimburse NEOs for financial planning to provide them with expertise on current tax laws, personal financial planning, and preparations for contingencies such as death and disability. In addition, by working with a financial planner, executive officers gain a better understanding of and appreciation for our compensation programs. We believe this maximizes the retention and engagement aspects of the dollars we spend on these programs because our NEOs more fully understand each aspect of their compensation package. The financial planning reimbursement is limited to $7,500 annually.

•

Personal Use of WPX Energy’s Company Aircraft. We provide very limited personal use of Company aircraft at the CEO’s discretion. The primary purpose of our Company aircraft is for business use, but the CEO retains discretion to permit personal use when he deems appropriate, such as when the destination is not well served by commercial airlines or for personal emergencies. During 2013, the maximum individual amount of personal aircraft usage by any of our NEOs was $18,007.

•

Executive Physicals. Executive officer physicals align with our wellness initiative as well as assist us in mitigating risk. These physicals reduce vacancy succession risk because they help the executive identify and prevent issues that could leave a role unexpectedly vacated.

Other Compensation Practices

Stock Ownership Guidelines

It is important for the interests of our executive officers to be aligned with those of our stockholders. One way we accomplish this is by requiring our executive officers to hold certain levels of WPX stock under stock ownership guidelines adopted by our Board of Directors and monitored by our Compensation Committee.

These stock ownership guidelines define the minimum levels of WPX stock our executive officers must own. Each executive officer must hold common stock or time-based RSUs of WPX with a value at least equal to the following multiple of his or her base salary in effect as of December 31 of the prior year:

Category	Multiple of Base Salary
CEO	6
Other Executive Officers	3

Stock options, whether vested or not, are excluded from the number of shares owned in calculating compliance with these guidelines. Unvested time-based RSUs count toward satisfaction of the ownership requirements while unvested performance-based RSUs do not.

If, on the annual compliance date of February 1, an executive officer does not own shares of WPX common stock with a value equal to the required multiple of base salary, that executive officer is required to retain 50% of any WPX equity acquired through the exercise of stock options or the vesting of time-based or performance-based RSUs, net of taxes, until the next compliance date when his or her WPX stock ownership meets the required multiple of base salary.

Consideration of Risk in Setting Executive Compensation

Our performance management system evaluates all employees, including our executive officers, not only on results but also on how results are achieved. In other words, we will not seek results at all cost. Achieving results in a way that is consistent with our values is an important part of our culture. This culture is one of the ways we bring a balance between aggressive performance goals and discouraging undue risk-taking. Our Compensation Committee has discretion to adjust individual annual incentive awards based on an evaluation of how executive officers achieve results, including avoiding undue risks.

Our Compensation Committee also mitigates risk by using performance metrics that are balanced. For example, our annual cash incentive program measures adjusted EBITDAX and cost as well as production volume. These metrics interplay to encourage our executive officers to make decisions to grow stockholder value over the long term. In addition, we use a supplemental scorecard to evaluate factors such as production volume by type of commodity, capital activity, capital expenditures, and leading safety indicators to assure that in pursuing annual performance objectives our executive officers also focus on ultimate value creation, sustainability of performance, and safety.

While our Compensation Committee believes it is important to emphasize pay-for-performance in our executive compensation program, it also recognizes the need to balance fixed pay with variable pay and short-term incentives with long-term incentives to avoid placing too much emphasis on short-term results, which could create incentives for our executive officers to take undue risks when seeking to drive short-term performance. The annual cash incentive makes up approximately 14% of our executive officer’s total compensation opportunity. For performance-based awards, approximately 24% is in the form of annual incentives and approximately 76% is in the form of long-term incentives. In addition, our Compensation Committee retains discretion in both our annual incentive program and our long-term incentive program to adjust above-target payouts downward for any reason, including excessively risky behavior.

Annually, we conduct an enterprise-wide assessment of material risks associated with our policies, programs, and actions related to human capital, including any risks that might be raised by our compensation programs. Our Compensation Committee reviews this risk assessment each year.

Recoupment Policy

In the event our financial results are significantly restated due to fraud or intentional misconduct, our Board of Directors will review any performance-based incentive payments paid to executive officers since we became a publicly traded company. We will, to the extent permitted by applicable law, seek recoupment of all performance-based incentive payments from any executive officer found by the Board of Directors to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results.

Our Compensation Committee will review our recoupment policy and revise it to comply with any forthcoming SEC rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging and Anti-Pledging Policies

SEC rules generally prohibit uncovered short sales of our common stock by our executive officers. Our insider trading policy also prohibits short sales of our common stock and the use of equivalent derivative securities by our executive officers. The policy also requires all employees covered by the policy, including our executive officers, to consult with our Corporate Secretary (or with our General Counsel or Chief Financial Officer if our Corporate Secretary is not available) before they engage in any transaction for the purchase or sale of our securities. We amended our insider trading policy in 2013 to prohibit holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Employment Agreements

We currently do not have any employment agreements with our executive officers and can remove an executive officer whenever it is in our best interests.

Termination and Severance Arrangements

Our executive officers are not covered under a severance plan. However, our Compensation Committee may consider the circumstances surrounding each departure and may decide a severance package is appropriate. The only pay or benefits an executive officer has a right to receive upon termination of employment are those that have already vested or which will vest upon the termination of employment under the terms of the award at the time it was granted.

Our Compensation Committee and Board of Directors determined that the circumstances surrounding Mr. Hill’s departure made it appropriate to enter into a retirement agreement with him (Retirement Agreement) in connection with his resignation. All payments and benefits to which Mr. Hill is entitled under the Retirement Agreement were conditioned on his execution and delivery of a general release of claims against WPX. In addition, the Retirement Agreement includes a number of covenants to which Mr. Hill has agreed and which benefit WPX, including but not limited to:

•	maintaining the confidentiality of our proprietary information,

•	non-competition in the business of exploration and production of oil and natural gas until June 30, 2014,

•	non-solicitation of our employees for one year, and

•	cooperation in the event of litigation against us by a third party.

The Retirement Agreement provides Mr. Hill:

•	Continued eligibility for payment under the 2013 AIP when he served as CEO,

•	Payment of $3,120,000, which is equal to two times his annual base salary and target bonus at the time of his resignation, payable in two installments,

•	Continuation of health benefits for 18 months following March 31, 2014, subject to applicable COBRA conditions,

•	Outplacement services up to $50,000, and

•	Reimbursement of legal expenses up to $50,000 arising from his separation.

In addition, the Retirement Agreement provided that he would remain an employee with a salary reduced to $35,000 per month through March 31, 2014.

With respect to equity awards that we granted to Mr. Hill prior to his resignation:

•	All stock options that were vested as of March 31, 2014, expire after six months or, if earlier, the expiration of the option term and any unvested stock options held on March 31,2014 were forfeited;

•	All time-based RSUs became fully vested on March 31, 2014, and will be payable within five days of September 30, 2014; and

•

All performance-based RSUs have the potential, contingent on performance, to become vested on a pro rata basis through March 31, 2014, and will be payable within the time periods applicable to such performance-based RSUs, at the same payout percentage that the Compensation Committee determines based upon our relative TSR for the term of the performance-based RSUs.

Nothing in the Retirement Agreement changed the terms of Mr. Hill’s equity awards, and the treatment of stock options, time-based RSUs, and performance-based RSUs described above is consistent with the termination provisions included in the grants agreements for these awards. All incentive compensation paid to Mr. Hill remains subject to the recoupment policy, as described above.

Change in Control

All of our NEOs are parties to an individual change in control agreement. Our change in control agreements, in conjunction with the NEOs’ RSU and stock option agreements, provide separation benefits for the NEOs in the event of a change in control. Our program includes a double trigger for cash payments, benefits, and equity vesting. This means there must be a change in control and the NEO’s employment must involuntarily terminate or terminate for good reason prior to benefits being triggered under the agreement. While a double trigger for equity is not the competitive norm of our peer group, this practice provides a balance by creating security for the NEOs without creating an incentive for NEOs to leave immediately after a change in control.

Our agreements do not contain an excise tax gross-up provision, but instead provide a “best net” provision providing NEOs with the greater of their after-tax benefit capped at the safe harbor amount or their benefit paid in full (subjecting them to possible excise tax payments). The program is designed to encourage the NEOs to focus on the best interests of our stockholders by alleviating their concerns about a possible detrimental impact to their own compensation and benefits under a potential change in control. Our Compensation Committee reviews our change in control benefits periodically to evaluate whether they are consistent with competitive practice and aligned with our compensation philosophy. As part of these reviews, calculations are performed to determine the overall program cost if a change in control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms, including the reasonableness of the types and amount of compensation received, is used to validate benefit levels for a change in control. Our Compensation Committee believes that offering a change in control program is appropriate and critical to retaining and attracting executive talent and keeping them aligned with the interests of our stockholders in the event of an impending change in control.

The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change in control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEOs. Please also see the “Change in Control” section below for further disclosure of our change in control program.

Change in Control Benefit	Benefit to WPX and Stockholders	Benefit to Executive Officer

Multiple of base salary plus annual cash incentive at target	Encourages executive officers to remain engaged and stay focused on successfully closing the transaction	Financial security for the executive officer equivalent to two years of continued employment (three years for our CEO)

Accelerated vesting of equity awards	An incentive to stay during and after a change in control. If there is risk of forfeiture, executive officers may be less inclined to stay or to support the transaction	The executive officers are kept whole, if they have a separation from service following a change in control

Up to 18 months of health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit	Access to health coverage

Reimbursement of legal fees to enforce benefit	Keeps executive officers focused on WPX and not concerned about whether the acquiring company will honor commitments after a change in control	Security during an uncertain time period

Outplacement assistance	Keeps executive officers focused on supporting the transaction and less concerned about trying to secure another position	Assists executive officers in finding a comparable executive position

Accounting and Tax Treatment

Our Compensation Committee considers the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation that we may deduct on our federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements. The long-term performance-based equity incentive is the only element of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit. While the Committee attempts to preserve the deductibility of compensation paid to executive officers, it does not limit executive compensation to amounts deductible under Section 162(m) in order to retain flexibility in determining the amounts to be paid for incentive compensation.

2013 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2013, 2012, and 2011.

Name & Principal Position	Year	(1) Salary	(2) Bonus	(3) Stock Awards	(4) Option Awards	(5) Non-Equity Incentive Plan Compensation	(6) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(7) All Other Compensation	Total
James J. Bender
Chief Executive Officer and former Senior Vice President and General Counsel	2013	$488,000	$0	$974,994	$324,993	$295,313	$0	$118,474	$2,201,774
	2012	488,000	0	1,112,972	324,995	357,421	0	107,858	2,391,246
	2011	486,677	0	997,911	236,581	449,132	0	34,305	2,204,606

Rodney J. Sailor (8)
Senior Vice President Chief Financial Officer and Treasurer	2013	414,423	0	1,199,978	399,997	308,662	0	87,001	2,410,061
	2012	370,000	0	1,242,453	337,495	291,841	0	96,978	2,338,767
	2011	257,448	100,000	264,736	79,714	142,253	0	13,832	857,983

Bryan K. Guderian
Senior Vice President of Operations	2013	363,885	0	749,982	249,997	237,144	0	80,411	1,681,419
	2012	355,000	0	853,974	249,996	260,009	0	93,784	1,812,763
	2011	273,096	0	272,567	82,073	155,329	0	15,492	798,557

Neal A. Buck (9)
Senior Vice President of Business Development and Land	2013	356,308	0	674,978	224,996	215,620	0	71,719	1,543,621
	2012	345,000	0	834,942	224,996	252,685	0	73,655	1,731,278
	2011	265,347	100,000	283,728	85,435	138,074	0	15,452	888,036

Steven G. Natali
Senior Vice President of Exploration	2013	300,219	0	637,483	212,499	167,702	0	67,916	1,385,820
	2012	292,740	0	680,472	212,496	181,200	0	57,084	1,423,992
	2011	292,740	0	268,083	79,939	147,431	0	14,700	802,893

Former CEO
Ralph A. Hill
President & Chief Executive Officer	2013	774,231	0	3,374,979	1,124,996	720,809	0	177,237	6,172,251
	2012	750,000	0	3,449,474	999,994	845,100	0	168,134	6,212,702
	2011	505,108	0	1,304,947	309,371	538,979	0	33,743	2,692,148

(1)	Salary: Actual salary paid may differ from the annual rate due to the number of pay periods during the year.
(2)	Bonus: 2011 Awards were made to Sailor and Buck for their efforts to ensure a successful spin-off from Williams.
(3)	Stock Awards: 2013 awards and 2012 awards are governed by the terms of the WPX Energy, Inc., 2013 Incentive Plan and include time-based and performance-based RSUs. 2011 Awards were granted by Williams under the terms of Williams’ 2007 Incentive Plan and include time-based and performance-based RSUs. Amounts shown for all years are the grant date fair value of the awards computed in accordance with FASB ASC. Assumptions used to value the stock awards can be found in the WPX Annual Report on Form 10-K for the years ended December 31, 2013, and December 31, 2012 and Williams’ Annual Report on Form 10-K for the year-ended December 31, 2011.

The potential maximum value of the performance-based RSUs, subject to changes in performance outcomes, are as follows:

2013 Performance-Based RSU Maximum Potential

James J. Bender	$909,990
Rodney J. Sailor	1,119,974
Bryan K. Guderian	699,980
Neal A. Buck	629,976
Steven G. Natali	594,988
Former CEO
Ralph A. Hill	4,499,982

(4)	Option Awards: 2013 and 2012 awards are governed by the terms of the WPX Energy, Inc., 2013 Incentive Plan and include non-qualified stock options. WPX amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can be found in WPX’s Annual Report on Form 10-K for the year-ended December 31, 2013. Williams’ 2011 amounts computed are shown as the grant date fair value of awards. Both are computed in accordance with FASB ASC Topic 718. The assumption used to value the option awards can be found in the WPX Annual Report on Form 10-K for the years-ended December 31, 2013 and December 31, 2012, and for 2011 on the Williams’ Annual Report Form 10-K for the year ended December 31, 2011.
(5)	Non-Equity Incentive Plan Compensation: Under the AIP, the maximum annual incentive funding for NEOs is 200% of target.
(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: WPX Energy does not sponsor a pension plan. A contribution was made to the NQDC plan for NEOs based on their 2012 eligible wages and is included in Column 7 All Other Compensation. No earnings are attributed to the plan for 2013.
(7)	All Other Compensation: Amounts shown represent payments made by Williams and subsequently WPX Energy on behalf of the NEOs. The total includes items such as 401(k) matching WPX annual employer contribution, nonqualified plans and perquisites (if applicable). Perquisites include financial planning services, an annual executive physical and personal use of the Company aircraft. Messrs. Bender and Hill exceeded $25,000 in perquisites. Mr. Bender’s perquisites included financial planning ($7,500), executive physical ($2,877) and personal use of the Company aircraft ($17,453). Mr. Hill’s perquisites included financial planning ($6,683) and personal use of the Company aircraft ($18,007). The incremental cost method was used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone, and catering. The cost for financial planning and executive physicals are actual expenses reimbursed or paid.
(8)	Mr. Sailor retired from the Company on March 31, 2014.
(9)	Mr. Buck will be leaving the Company on May 2, 2014 in connection with the elimination of the position of Senior Vice President – Business Development and Land.

2013 Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding WPX Energy equity awards held by the NEOs at the end of the fiscal year 2013.

	Option Award						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date (2)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights that have not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (3)
James J. Bender	3/4/2013	0	40,726		$14.41	3/4/2023	3/4/2013	36,086	$735,433	31,575	$643,499
	2/29/2012	10,790	21,580		18.16	2/28/2022	2/29/2012	36,232	738,408	25,055	510,621
	2/24/2011	36,954	18,480		16.46	2/24/2021	2/24/2011	30,021	611,828	54,743	1,115,662
	2/23/2010	68,205	0		11.75	2/23/2020
	2/23/2009	129,753	0		6.02	2/23/2019
	2/25/2008	55,033	0		20.21	2/25/2018
	2/26/2007	52,517	0		15.67	2/26/2017
	3/3/2006	43,603	0		12.00	3/3/2016

Rodney A. Sailor	3/4/2013	0	50,125		14.41	3/4/2023	3/4/2013	44,413	905,137	38,861	791,987
	2/29/2012	11,205	22,410		18.16	2/28/2022	2/29/2012	42,399	864,091	26,018	530,247
	2/24/2011	12,450	6,228		16.46	2/24/2021	2/24/2011	9,995	203,698	11,391	232,149
	2/23/2010	20,956	0		11.75	2/23/2020
	2/23/2009	30,737	0		6.02	2/23/2019
	2/25/2008	16,510	0		20.21	2/25/2018
	2/26/2007	17,068	0		15.67	2/26/2017
	3/3/2006	15,422	0		12.00	3/3/2016
	7/19/2005	1,335	0		11.32	7/19/2015
	2/25/2005	4,006	0		10.68	2/25/2015

Bryan K. Guderian	3/4/2013	0	31,328		14.41	3/4/2023	3/4/2013	27,758	565,708	24,288	494,989
	2/29/2012	8,300	16,600		18.16	2/28/2022	2/29/2012	27,752	565,586	19,273	392,784
	2/24/2011	12,818	6,412		16.46	2/24/2021	2/24/2011	10,292	209,751	11,727	238,996
	2/23/2010	23,951	0		11.75	2/23/2020
	2/23/2009	11,710	0		6.02	2/23/2019
	2/25/2008	21,429	0		20.21	2/25/2018
	2/26/2007	26,258	0		15.67	2/26/2017

Neal A. Buck	3/4/2013	0	28,195		14.41	3/4/2023	3/4/2013	24,982	509,133	21,859	445,486
	2/29/2012	7,470	14,940		18.16	2/28/2022	2/29/2012	28,632	583,520	17,345	353,491
	2/24/2011	13,344	6,674		16.46	2/24/2021	2/24/2011	10,712	218,311	12,208	248,799
	2/23/2010	23,951	0		11.75	2/23/2020
	2/23/2009	11,094	0		6.02	2/23/2019
	2/25/2008	18,492	0		20.21	2/25/2018
	2/26/2007	26,258	0		15.67	2/26/2017
	3/3/2006	20,654	0		12.00	3/3/2016

Steven G. Natali	3/4/2013	0	26,629		14.41	3/4/2023	3/4/2013	23,594	480,846	20,645	420,745
	2/29/2012	7,055	14,110		18.16	2/28/2022	2/29/2012	21,089	429,794	16,382	333,865
	2/24/2011	12,486	6,244		16.46	2/24/2021	2/24/2011	10,022	204,248	11,424	232,821
	2/23/2010	20,956	0		11.75	2/23/2020
	2/23/2009	10,655	0		6.02	2/23/2019
	2/25/2008	17,874	0		20.21	2/25/2018
	2/26/2007	28,883	0		15.67	2/26/2017
	6/26/2006	6,937	0		12.32	6/26/2016
	3/3/2006	12,626	0		12.00	3/3/2016
	2/25/2005	2,837	0		10.68	2/25/2015

	Option Award						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date (2)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights that have not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (3)

Former CEO
Ralph A. Hill	3/4/2013	0	140,977		$14.41	3/4/2023	3/4/2013	78,070	$1,591,067	156,141	$3,182,154
	2/29/2012	33,200	66,401		18.16	2/28/2022	2/29/2012	79,817	1,626,670	110,132	2,244,490
	2/24/2011	48,324	24,166		16.46	2/24/2021	2/24/2011	39,258	800,078	71,587	1,458,943
	2/23/2010	91,815	0		11.75	2/23/2020
	2/23/2009	169,678	0		6.02	2/23/2019
	2/25/2008	69,710	0		20.21	2/25/2018
	2/26/2007	78,775	0		15.67	2/26/2017

Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that had not been 100% vested as of December 31, 2013.

Grant Date	Vesting Schedule	Vesting Dates
3/4/2013	One-third vests each year for three years	03/04/2014, 03/04/2015, 03/04/2016
2/29/2012	One-third vests each year for three years	02/28/2013, 02/28/2014, 02/28/2015
2/24/2011	One-third vests each year for three years	02/24/2012, 02/24/2013, 02/24/2014

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based restricted stock unit award grant dates.

Grant Date	Vesting Schedule	Vesting Dates
3/4/2013	100% vests in three years	3/4/2016
2/29/2012	The majority vest in three years, with the exception of a retirement grant, which was made after the spin-off from Williams to compensate NEOs for a change in retirement benefits and which vests in five years. The number of shares for the retirement grant is: Mr. Hill (16,354 shares), Mr. Sailor (7,158 shares), Mr. Bender (3,193 shares), Mr. Guderian (5,726 shares), Mr. Buck (3,303 shares), and Mr. Natali (2,367).	2/28/2015, 2/28/2017
2/24/2011	100% vests in three years	2/24/2014

(3)	Values are based on closing stock price for WPX Energy of $14.41 on December 31, 2013.

(4)	All performance-based RSUs are subject to attainment of performance targets established by the Compensation Committee. The 2011 grant was granted by Williams and has performance goals of absolute and relative TSR based on two-thirds of Williams’ stock price and dividends, one third of WPX’s stock price. The 2012 and 2013 grants are based solely on WPX’s TSR relative to its comparator group over the three-year performance period. All of the awards will vest no earlier than three years from the grant date. The awards included on the table are outstanding as of December 31, 2013, and for the 2/24/2011 grant, includes the performance attainment of 182.35%.

2013 Grants of Plan Based Awards

The following table sets forth certain information with respect to awards payable under WPX’s annual cash incentive program, RSUs with respect to WPX stock, and the grant of stock options to acquire WPX stock made during the fiscal year 2013 to the NEOs. All information is presented as of the grant date.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Thres- hold	Target	Maximum	Thres- hold	Target	Maximum	All Other Stock Awards Number of Shares of Stock or Units (3)	All Other Option Awards Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
James J. Bender	3/4/2013	$158,600	$317,200	$793,000					40,726	$14.41	$324,993
	3/4/2013				9,472	31,575	63,150				454,996
	3/4/2013							36,086			519,999
Rodney J. Sailor	3/4/2013	170,000	340,000	850,000					50,125	14.41	399,998
	3/4/2013				11,658	38,861	77,722				559,987
	3/4/2013							44,413			639,991
Bryan K. Guderian	3/4/2013	128,100	256,200	640,500					31,328	14.41	249,997
	3/4/2013				7,286	24,288	48,576				349,990
	3/4/2013							27,758			399,993
Neal A. Buck	3/4/2013	116,675	233,350	583,375					28,195	14.41	224,996
	3/4/2013				6,557	21,859	43,718				314,988
	3/4/2013							24,982			359,991
Steven G. Natali	3/4/2013	90,600	181,200	453,000					26,629	14.41	212,499
	3/4/2013				6,193	20,645	41,290				297,494
	3/4/2013							23,594			339,990
Former CEO
Ralph A. Hill	3/4/2013	390,000	780,000	1,950,000					140,977	14.41	1,124,996
	3/4/2013				46,842	156,141	312,282				2,249,992
	3/4/2013							78,070			1,124,989

(1)	Non-equity Incentive Plan Awards are from WPX’s 2013 AIP. At threshold, the 2013 AIP awards would be 50% of Target. The Target amount is based upon attaining 100% of Plan performance goals for all four performance metrics. The maximum amount the NEOs can receive is 200% of their AIP target.
(2)	Represents performance-based RSUs granted under WPX’s 2013 Incentive Plan. Performance-based RSUs can be earned over a three-year period only if the established performance target is met and the NEO is employed on the vesting date, subject to certain exceptions such as the executive’s death or disability. These shares will be distributed no earlier than the third anniversary of the grant other than due to a termination upon a change in control. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan threshold goals are not met, the NEO’s awards are cancelled in their entirety.
(3)	Represents time-based RSUs granted under the WPX 2013 Incentive Plan. Time-based units vest three years from the grant date on 3/4/2016.
(4)	Represents stock options granted under the WPX 2013 Incentive Plan. Stock options granted in 2013 become exercisable in three equal annual installments beginning one year after the grant date. One-third of the options vested on 3/4/2014. Another one-third will vest on 3/4/2015, with the final one-third vesting on 3/4/2016. Once vested, stock options are exercisable for a period of 10 years from the grant date.

2013 WPX Option Exercises and Stock Vesting

The following table sets forth certain information with respect to options to acquire the stock of WPX exercised by the NEO and stock that vested during fiscal year 2013.

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James J. Bender	0	$0	118,881	$1,771,327
Rodney A. Sailor	0	0	26,995	402,226
Bryan K. Guderian	0	0	30,852	459,695
Neal A. Buck	20,007	296,431	30,852	459,695
Steven G. Natali	0	0	26,995	402,226

Former CEO
Ralph A. Hill	0	0	160,033	2,384,492

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to nonqualified deferred compensation during fiscal year 2013:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
James J. Bender	$0	$122,708	$0	$0	$122,708
Rodney A. Sailor	0	88,592	0	0	88,592
Bryan K. Guderian	0	70,568	0	0	70,568
Neal A. Buck	0	73,470	0	0	73,470
Steven G. Natali	15,010	64,525	0	0	79,535

Former CEO
Ralph A. Hill	0	224,472	0	0	224,472

(1)	Included in the Summary Compensation Table under column (7) All Other Compensation. Represents a non-contributory contribution made by the Company to its nonqualified plans on behalf of each NEO listed in the table. The contributions were made on 1/31/14 but were attributable to 2013 compensation.

Change In Control Agreements

WPX has entered into change in control agreements with certain officers, including each of our NEOs. The provisions of our agreements are described below. The definitions of words in quotations are also provided below.

If a “change in control” occurs and, within two years following such change in control (i) the employment of any NEO is terminated other than for “cause,” “disability,” “death,” or a “disqualification disaggregation” or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off and any other amounts or benefits due but not paid (lump sum payment);

•	Prorated annual bonus for the year of separation through the termination date (lump sum payment);

•

A severance amount comprised of either (A) three times in the case of our CEO, or (B) two times in the case of our other NEOs the sum of the executive’s base salary plus an annual bonus amount equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100% (lump sum payment);

•

Continued participation in the medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All restricted stock will vest and will be paid out only in accordance with the terms of the respective award agreements;

•	Continued participation in the directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s bylaws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000.

Our agreements provide a “best net” provision providing the NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full subjecting them to possible excise tax payments.

If an NEO’s employment is terminated for “cause” during the period beginning upon a change in control and continuing for two years, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

Our agreements with our NEOs use the following definitions:

“Cause” means an NEO’s

•	conviction of or plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•	willful or reckless violation or disregard of the code of business conduct of the Company or the policies of the Company; or

•	habitual or gross neglect of duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO; or acts or omissions with respect to which the Board of Directors could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our bylaws, indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change in control and continuing for two years. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its affiliate or required by law shall not constitute Cause if the NEO cures the action or non-action within 10 business days of notice. Furthermore, no act or failure to act will be Cause if the NEO acted under the advice of the Company’s counsel or as required by the legal process.

“Change in control” means:

•

Any person or group (other than an affiliate of the Company or an employee benefit plan sponsored by the Company or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of 25% or more of the common stock of the Company or 25% or more of the combined voting power of all securities entitled to vote generally in the election of directors of the Company (“Voting Securities”);

•

The Company’s directors as of a date of the agreement (“Original Directors”) and directors approved after that date by at least two-thirds of the Original Directors cease to constitute a majority of the directors of the Company;

•

Consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65% of the then-outstanding common stock and Voting Securities representing at least 65% of the combined voting power of the then-outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•

Approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the consolidated assets of the Company or the complete liquidation of the Company other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding common stock of the Company and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50% or more of the assets that were owned by the Company immediately prior to the transaction.

A change in control will not occur if the NEO agrees in writing prior to an event that such an event will not be a change in control.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for 12 months or more or for which he/she is receiving income replacement benefits from a Company plan for not less than three months because of an impairment that is expected to last for not less than 12 months.

“Disqualification disaggregation” means:

•	the termination of an NEO’s employment from the Company or an affiliate before a change in control for any reason; or

•

the termination of an NEO’s employment by a successor (during the period beginning upon a change in control and continuing for two years), if the NEO is employed in substantially the same position and the successor has assumed the Company’s change in control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to the NEO’s peers, a successor company’s failure to honor the agreement or the failure of the Company’s Board of Directors to terminate an employee within 90 days of providing such employee of written notice of an act or omission constituting “cause.”

Termination Scenarios
Name	Payment	For Cause (1)	Retirement (2)	Death & Disability (3)	Not for Cause (4)	CIC (5)
James J. Bender	Stock Options		$477,569	$477,569	$0	$477,569
	Stock Awards		2,291,486	3,156,968	0	1,480,923
	Cash Severance		0	0	0	1,610 400
	Outplacement		0	0	0	25,000
	Health & Welfare		0	0	0	30,028
	Total	0	2,769,055	3,634,537	3,156,968	3,623,920

Rodney J. Sailor	Stock Options		430,937	430,937	0	430,937
	Stock Awards		1,600,330	2,636,864	2,636,864	3,422,475
	Cash Severance		0	0	0	1,530,000
	Outplacement		0	0	0	25,000
	Health & Welfare		0	0	0	30,028
	Total	0	2,031,267	3,067,801	2,636,864	5,438,440

Bryan K. Guderian	Stock Options		319,404	319,404	0	319,440
	Stock Awards		1,174,413	1,842,511	1,842,511	2,359,882
	Cash Severance		0	0	0	1,244,400
	Outplacement		0	0	0	25,000
	Health & Welfare		0	0	0	18,447
	Total	0	1,493,817	2,161,915	1,842,511	3,967,169

Neal A. Buck	Stock Options		477,569	477,569	0	355,404
	Stock Awards		1,157,437	1 ,779,837	1 ,779,837	1,037,667
	Cash Severance		0	0	0	1,184,700
	Outplacement		0	0	0	25,000
	Health & Welfare		0	0	0	20,746
	Total	0	1 ,635,055	2,257,406	1,779,837	2,623,517

Steven G. Natali	Stock Options		344,375	344,375	0	344,375
	Stock Awards		1,019,654	1,556,598	0	936,503
	Cash Severance		0	0	0	966,400
	Outplacement		0	0	0	25,000
	Health & Welfare		0	0	0	30,028
	Total	0	1,346,029	1,900,973	1,556,598	2,302,306

Former CEO
Ralph A. Hill (6)	Stock Options	NA	NA	NA	1,043,635	NA
	Stock Awards				7,029,400
	Cash Severance				3,120,000
	Outplacement				50,000
	Health & Welfare				30,028
	Total				11,273,063

(1)	For Cause: For an NEO who is terminated for cause, all unvested stock options and stock awards cancel.
(2)	Retirement: If an NEO retires from WPX Energy, then all unvested stock options will fully accelerate. A pro-rated portion of the unvested time-based RSUs will accelerate and a pro-rated portion of any performance-based RSUs will vest on the original vesting date if the Compensation Committee certifies that the performance goals were met.

(3)	Death & Disability: If an NEO dies or becomes disabled, then all unvested stock options will fully accelerate. All unvested time-based RSUs will fully accelerate and a pro-rated portion of any performance-based RSUs will vest if the Compensation Committee certifies that the performance goals were met.
(4)	Not for Cause: For an NEO who is involuntarily terminated who receives severance or for an NEO whose job is outsourced with no comparable internal offer, all unvested time-based RSUs will fully accelerate and a pro-rated portion of any performance-based RSUs will vest if the Compensation Committee certifies that the performance goals were met. However, all unvested stock options cancel.
(5)	CIC: See “Change in Control Agreements” section above.
(6)	As previously disclosed, Mr. Hill was no longer the CEO as of December 31, 2013. The Termination Scenario above reflects the actual Termination Scenario. Mr. Hill’s performance-based RSUs will be pro-rated through March 31, 2014.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance-based RSUs. If an award is covered by Section 409A of the Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event as required by the Code and our award agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section above entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2014 Proxy Statement.

William R. Granberry, Chairman

Henry E. Lentz

David F. Work

Director Compensation

Our Compensation Committee is responsible for reviewing the compensation for non-management directors annually and recommending any changes to our Board of Directors. The objective of this annual review is to determine whether our director compensation is appropriate in relation to other comparable U.S. companies and is competitive to attract and retain the most qualified members for our Board of Directors.

Our non-management directors receive compensation in the form of both cash and equity, with a much greater proportion of the total compensation delivered in the form of restricted stock than in cash. This restricted stock vests one year after the date of grant. The emphasis on equity helps to align the interests of our directors with our stockholders. To further align the interests of our directors with the long-term interests of our stockholders, our stock ownership guidelines require each director to hold common stock of WPX at least equal to five times the annual cash retainer paid to directors. Under the guidelines, shares owned outright, restricted stock awards, and equity deferred under our nonqualified deferred compensation plan are counted as owned. If, on the annual compliance date of February 1 of each year, a director does not own shares equal to five times the annual cash retainer, that director is required to retain 50% of any WPX equity acquired through the vesting of restricted stock, net of taxes, until the next February 1 compliance date when his or her WPX stock ownership meets the required multiple of pay.

Under our non-qualified deferred compensation plan, non-management directors may defer up to 100% of their annual cash retainer and/or 100% of their annual equity grant. Any cash or equity deferred is paid when the director leaves our board.

The following table summarizes our director compensation program for 2013 and provides a breakdown of director compensation in the form of cash versus equity:

Board Members	Dollar Value	Percentage of Retainer
Annual Cash Retainer	$75,000	29%
Annual Equity Retainer — Restricted Stock	185,000	71%
Total Annual Retainer	260,000	100%
Committee Chairs
Additional Cash Retainer	15,000
Non-Executive Chairman — Additional Retainer
Annual Cash Retainer	50,000	21%
Annual Equity Retainer — Restricted Stock	190,000	79%
Total Additional Retainer	240,000	100%

Non-employee directors may participate in matching gift programs to certain charitable organizations on the same basis as salaried employees of the Company.

Director Compensation Table

The following table sets forth certain information with respect to the compensation of the board of directors earned during fiscal year 2013.

Name	Fees Earned or Paid in Cash	(3)(4) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	(5) All Other Compensation	Total
Kimberly S. Bowers	$75,000	$184,983	$0	$0	$0	$25,000	$284,983
John A. Carrig	0	0	0	0	0	299,983	299,983
William R. Granberry	90,000	184,983	0	0	0	12,000	286,983
Don J. Gunther	75,000	0	0	0	0	194,983	269,983
Robert K. Herdman	90,000	0	0	0	0	196,983	286,983
Kelt Kindick(1)	75,000	246,664	0	0	0	2,500	324,164
Karl F. Kurz(2)	0	0	0	0	0	0	0
Henry E. Lentz	75,000	184,983	0	0	0	6,000	265,983
George A. Lorch	90,000	184,983	0	0	0	3,750	278,733
William G. Lowrie	125,000	374,990	0	0	0	23,000	522,990
David F. Work	75,000	184,983	0	0	0	40,000	299,983

(1)	Mr. Kindick’s annual equity award is larger than that for other directors because it includes both the standard annual director’s grant and a prorated award to reflect his partial year of service as a director following his election to the Board on January 16, 2013.

(2)	Mr. Kurz received no compensation in 2013 because he was elected to the Board of Directors on January 8, 2014.

(3)	Represents the aggregate grant date fair value for 2013 stock awards computed in accordance with FASB ASC Topic 718, based on a $19.70 per share grant date stock price.

Name	Grant Date	Shares Granted (#)	Grant Date Fair Value
Kimberly S. Bowers	5/22/2013	9,390	$184,983
John A. Carrig	5/22/2013	9,390	184,983
William R. Granberry	5/22/2013	9,390	184,983
Don J. Gunther	5/22/2013	9,390	184,983
Robert K. Herdman	5/22/2013	9,390	184,983
Kelt Kindick(1)	5/22/2013	12,521	246,664
Karl F. Kurz(2)		0	0
Henry E. Lentz	5/22/2013	9,390	184,983
George A. Lorch	5/22/2013	9,390	184,983
William G. Lowrie	5/22/2013	19,035	374,990
David F. Work	5/22/2013	9,390	184,983

(4)	The non-employee directors have the following stock and option awards outstanding as of December 31, 2013:

Name	Outstanding Option Awards	Outstanding Stock Awards
Kimberly S. Bowers	0	9,390
John A. Carrig	0	9,390
William R. Granberry	11,840	16,739
Don J. Gunther	0	9,390
Robert K. Herdman	0	9,390
Kelt Kindick	0	12,521
Karl F. Kurz	0	0
Henry E. Lentz	0	9,390
George A. Lorch	0	87,728
William G. Lowrie	0	26,384
David F. Work	0	9,390

(5)	The amounts disclosed in the “All Other Compensation” column relate to deferred Fees Earned or Paid in Cash, deferred Stock Awards and matching contributions under our matching gifts program which includes 501(c)(3) organizations. Non-employee directors may participate in our matching gift programs to certain charitable organizations on the same basis as salaried employees of the Company. Under these programs, we will match dollar-for-dollar up to $40,000 in certain circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning WPX common stock that may be issued upon the exercise of options, warrants and rights under WPX Energy, Inc. 2013 Incentive Plan as of December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1 st Column of This Table)
Equity compensation plans approved by security holders	9,316,023	$13.27	5,599,545

(1)	Excludes the shares issuable upon the vesting of restricted stock units and restricted stock awards included in the first column of this table for which there is no weighted-average exercise price.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs for 2013. This compensation is described in the “Executive Compensation” section and includes the Executive Summary, Compensation Discussion and Analysis, and the compensation tables and related disclosures.

As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to focus our executive officers on our strategy of growing profitable production and reserves while keeping our unit cost down, generating positive cash flow, and maintaining adequate liquidity to meet business objectives. We employ performance metrics tied to our strategy so we encourage performance that creates long-term value for our stockholders. Our Compensation Committee oversees our executive compensation program and maintains a focus on paying our executive officers for performance, not only through the use of performance metrics tied to our strategy but also by using a mix of compensation elements weighted more heavily to pay that varies based on WPX’s performance.

In 2013, we received a favorable advisory vote on our executive compensation program, with 90 percent of the Company’s shares being voted to approve the executive compensation program. Our Compensation Committee believes this affirms the stockholders’ support of our executive compensation program. Accordingly, no significant changes have been made to the structure of the Company’s executive compensation programs since the vote.

Highlights of our executive compensation program include:

•	The majority of TDC to our CEO (69%) and other NEOs (53%) is performance-based, comprised of annual cash incentive, stock options, and performance-based restricted stock units (RSUs).

•	Pay at risk — which is pay that varies based upon both stock price and performance against incentive targets — to our CEO is approximately 87% and to our remaining NEOs is approximately 78%.

•	We use a balanced approach to performance metrics to focus executive officers on executing our strategy while discouraging excessive risk-taking.

•	Our stock ownership guidelines encourage our executive officers to have a significant stake in our long-term success and align their interests with stockholder interests.

•	Our Compensation Committee regularly reviews share utilization, overhang levels, and the annual run rate.

•

Our recoupment policy requires recovery of all performance-based incentive payments from executive officers found to be responsible for fraud or intentional misconduct that results in a significant restatement of our financial results.

•	Our change in control agreements have a double trigger for payments, equity awards, and other benefits so they are not triggered solely on a change in control.

•	We provide very limited perquisites to our NEOs.

•	Our Compensation Committee engages an independent compensation consultant to provide competitive market data for our executive officers and lead discussions on trends within our industry.

•

When making compensation decisions, our Compensation Committee uses tally sheets to consider total outstanding equity value and estimates of amounts that would be paid in various termination scenarios.

•	Our performance-based RSU program prohibits payouts in excess of 100% if absolute TSR is negative, regardless of the ranking of our TSR relative to peers.

•	We do not provide employment contracts to any of our NEOs.

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits or the limited perquisites that we offer.

•	Our insider trading policy prohibits short sales of our common stock and the use of equivalent derivative securities by our executive officers.

•	We do not permit our directors or executive officers to engage in margin trading of our stock.

•	We have adopted an anti-pledging policy.

•	Our incentive plan prohibits the re-pricing and backdating of stock options without stockholder approval.

We are asking our stockholders to indicate their support for our executive compensation programs. We believe the information provided in this Proxy Statement demonstrates that our executive compensation program is designed and operates to align the interests of our executive officers with the interests of our stockholders to create value over the long-term.

This vote is not intended to address any specific item of compensation but instead our overall compensation program and philosophy. While this vote is advisory and not binding, we will consider the outcome of the vote, along with other relevant factors, when making future executive compensation decisions.

For the reasons set forth above, the Board recommends that you vote FOR the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Person Transactions in 2013

Headquartered in Tulsa, WPX Energy may employ individuals from time to time who are immediate family members of our executive officers. Since 2009, before our separation from Williams, we have employed Xander Buck, son of Neal A. Buck (SVP — Business Development and Land), as an engineer. Xander Buck has never had a direct or indirect reporting relationship to his father at Williams or the Company, and his father has not had input into his compensation or other terms of employment. In 2013, Xander Buck received salary and benefits having an aggregate value of approximately $146,000. We believe that the compensation paid to Xander Buck is comparable to the compensation we pay to other employees in equivalent positions with similar levels of performance, skill and experience.

Procedures for Review and Approval of Related Party Transactions

The Board has adopted policies and procedures with respect to related person transactions as part of the Audit Committee charter. Any proposed related person transaction involving a member of the Board or the Chief Executive Officer must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons. If it is impractical to convene an Audit Committee meeting before a related person transaction occurs, the chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its chair, or the Board, as the case may be, in good faith, may approve only those related person transactions that are in, or not inconsistent with, WPX Energy’s best interests and the best interests of our stockholders. In conducting a review of whether a transaction is, or is not inconsistent with the best interest of WPX Energy and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things. As Xander Buck’s employment with the Company arose from his employment with Williams prior to the separation and before his father, Neal A. Buck, became one of our executive officers, it was not pre-approved by the Audit Committee. The Audit Committee has since ratified the Company’s employment relationship with Xander Buck.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2013, Messrs. Granberry, Lentz and Work served on the Compensation Committee. None of these individuals has been an officer or employee of the Company or any of its subsidiaries at any time. In 2013, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Corporate Governance Guidelines and are financially literate as defined by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors. Consistent with this charter, the Audit Committee assists the Board of Directors with its oversight responsibilities as they relate to:

•	The integrity of the Company’s financial statements;

•	The effectiveness of the Company’s internal controls over financial reporting;

•	The Company’s compliance with legal and regulatory requirements;

•	The implementation and effectiveness of the Company’s ethics and compliance program;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s independent auditor and internal auditors;

The Audit Committee also has responsibility for preparing this report, which must be included in our proxy statement, and appointing and retaining the Company’s independent auditor. In order to meet the responsibilities assigned to it under its charter, the Audit Committee performs a number of tasks, including the following:

•

Advance review of all audit and legally permitted non-audit services to be provided by our independent auditor. This task includes sole approval authority for the fees and terms of the auditor’s engagement.

•

Review of the Company’s audited financial statements and quarterly financial statements. In connection with this task, the Audit Committee focuses on several factors, including the independent auditor’s judgment of the quality of the Company’s accounting principles and major issues regarding judgments made in connection with the preparation of financial statements.

•

At least an annual evaluation of the independent auditor’s qualifications and performance. In connection with this task, the Audit Committee focuses on several factors, including a review of the auditor’s internal quality control procedures and the results of a formal evaluation process in which management prepares an assessment of the auditor’s performance.

•	At least an annual evaluation of the independent auditor’s independence.

•	Quarterly reviews of the Company’s earnings press releases as well as reviews of guidance provided to investors.

•	Periodic reviews of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

•	Periodic reviews of the Company’s program for assessing and managing risks, including steps management has taken to monitor and control exposures to such risks.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed, with both management and Ernst & Young LLP, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young LLP’s attestation.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the years ended December 31, 2013, December 31, 2012 and December 31, 2011.

The Audit Committee discussed with Ernst & Young LLP all matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, management’s report on internal controls over financial reporting, independent discussions with management and Ernst & Young LLP, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that each of (1) the audited consolidated financial statements for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, and (2) management’s report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

Members of the Audit Committee

Robert K. Herdman, Chairman

John A. Carrig

Kelt Kindick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst &Young LLP for the audit of financial statements and other services in 2012 and 2013.

(in millions)	2013	2012
Audit Fees(1)	$4.1	$4.7
Audit-Related Fees(2)	$0.1	$—
Tax Fees(3)	$—	$0.1
All Other Fees	$—	$—
Total	$4.2	$4.8

(1)	The aggregate audit fees in 2013 and 2012 billed by Ernst & Young LLP were for fees associated with the audit of the Company’s consolidated financial statements, the audit of its internal control over financial reporting, the review of its quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings, including consulting services and services in connection with the Company’s Form S-8.
(2)	The aggregate fees billed by Ernst & Young LLP for audit-related fees consisted of services in connection with the prospective MLP.
(3)	The aggregate fees billed by Ernst & Young LLP for tax services were related primarily to tax planning, tax advice and tax compliance.

In 2013 and 2012, all of Ernst & Young LLP’s fees were pre-approved by the Company’s Audit Committee.

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported at a subsequent Audit Committee meeting.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.wpxenergy.com under “Investors” and “Corporate Governance.”

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Board has proposed that stockholders ratify this appointment at the Annual Meeting. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from stockholders.

The Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2014, with respect to the number of shares of common stock owned by (a) each director and nominee for director of the Company, (b) each named executive officer of WPX, (c) all directors and executive officers and nominees as a group and (d) each stockholder known by WPX to own beneficially more than five percent of a class of the outstanding common stock. Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name.

Name of Individual or Group	Shares of Common Stock Owned Directly or Indirectly(1)(2)		Options Exercisable Within 60 Days of March 31, 2014(3)	Total(1)(2)(3)		Percent of Class (4)
Kimberly S. Bowers	27,197		0	27,197		*
John A. Carrig	27,197		0	27,197		*
William R. Granberry	66,305	(5)	11,840	78,145	(5)	*
Don J. Gunther	27,197		0	27,197		*
Robert K. Herdman	27,197		0	27,197		*
Kelt Kindick	12,521		0	12,521		*
Karl F. Kurz	0		0	0		*
Henry E. Lentz	27,197		0	27,197		*
George A. Lorch	136,966		0	136,966		*
William G. Lowrie	119,578		0	119,578		*
David F. Work	29,197		0	29,197		*
James J. Bender	454,595		439,700	894,295		*
Neal A. Buck	154,276		171,072	325,348		*
Bryan K. Guderian	197,745		129,620	327,365		*
Ralph A. Hill	634,871		287,375	922,246		*
Steven G. Natali	185,399		142,484	327,883		*
Rodney J. Sailor	133,557		245,549	379,106		*
All directors, nominees for director and executive officers as a group (21 individuals)	2,619,852		1,690,585	4,310,437		1.53%
Donald Smith & Co., Inc. (and related parties)(6)	12,808,677		0	12,808,677		6.34%

Name of Individual or Group	Shares of Common Stock Owned Directly or Indirectly(1)(2)	Options Exercisable Within 60 Days of March 31, 2014(3)	Total(1)(2)(3)	Percent of Class (4)
T. Rowe Price Associates, Inc.(7)	16,723,273	0	16,723,273	8.27%
Taconic Capital Advisors, L.P. (and related parties)(8)	13,800,000	0	13,800,000	6.83%
The Vanguard Group, Inc. (and related parties)(9)	13,623,427	0	13,623,427	6.74%

*	Less than 1%.
(1)	Includes restricted stock units over which executive officers have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Bender, 211,229; Mr. Buck, 92,818; Mr. Guderian, 150,587; Mr. Hill, 286,403; Mr. Natali, 118,200; Mr. Sailor, 73,279; and all executive officers as a group, 1,191,496. Restricted stock units include both time-based and performance-based awards.
(2)	Includes restricted stock units and shares of deferred common stock over which independent directors have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Carrig, 9,390; Mr. Granberry, 7,349; Mr. Gunther, 9,390; Mr. Herdman, 9,390; Mr. Lorch, 78,338; Mr. Lowrie, 7,349 and all independent directors as a group, 121,206. These directors have the right to acquire the shares underlying these restricted stock units and shares of deferred common stock within sixty (60) days of March 31, 2014, except for 9,141 of the restricted stock units held by Mr. Lorch. Restricted stock units include time-based awards. Includes restricted shares of common stock held under the terms of the WPX Energy, Inc. 2013 Incentive Plan, which will vest on May 22, 2014, as follows: Ms. Bowers, 9,390; Mr. Granberry, 9,390; Mr. Kindick, 12,521; Mr. Lentz, 9,390; Mr. Lorch, 9,390; Mr. Lowrie, 19,035 and Mr. Work, 9,390.
(3)	The shares indicated represent stock options granted under the WPX Energy, Inc. 2013 Incentive Plan that are currently exercisable or will become exercisable within sixty (60) days of March 31, 2014. Shares subject to options cannot be voted.
(4)	Ownership percentage is reported based on 202,097,968 shares of common stock outstanding on March 31, 2014, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of March 31, 2014, or within 60 days of that date. Restricted stock units that do not vest within 60 days of March 31, 2014 are not included in ownership percentage.
(5)	Includes 1,496 shares owned by Mr. Granberry’s spouse, over which she possesses sole voting and investment power.
(6)

The address of this entity is 152 West 57th Street, New York, New York 10019. The information provided is based on a Schedule 13G filed by Donald Smith & Co., Inc. on or about February 10, 2014. That filing indicates that Donald Smith & Co., Inc. has sole voting power as to 4,169,972 of the shares shown and sole dispositive power as to all 12,808,677 shares shown. That filing also indicates that Donald Smith Long/Short Equities Fund, L.P. has sole voting power as to 43,356 of the shares shown and sole dispositive power as to all 12,808,677 of the shares shown.

(7)	The address of this entity is 100 E. Pratt Street, Baltimore, Maryland 21202. The information provided is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on or about February 11, 2014. That filing indicates that T. Rowe Price Associates, Inc. has sole voting power as to 3,893,678 of the shares shown and sole dispositive power as to all 16,723,273 shares shown.
(8)

The address of Taconic Capital Advisors, L.P. (“Taconic Advisors”), Taconic Associates LLC (“Taconic Associates”) and Messrs. Brody and Brosens is c/o Taconic Capital Advisors, L.P., 450 Park Avenue, 9th Floor, New York, New York 10022. The address of Taconic Capital Advisors UK LLP (“Taconic Advisors UK”) is 55 Grosvenor Street, London W1K 3HY, United Kingdom. The address of Taconic Capital Advisors (Hong Kong) Limited (“Taconic Advisors Hong Kong”) is Room 1801, 18th Floor LHT Tower, No. 31 Queen’s Road Central, Hong Kong, China. The information provided is based on a Schedule 13D filed on or about May 17, 2013, a Schedule 13D/A filed on or about October 21, 2013 and a Schedule 13D/A filed on or about December 19, 2103, by Taconic Capital Advisors, L.P. Those filings indicate that the shares shown are held for the account of Taconic Opportunity Master Fund L.P. (“TOMF”) and that Taconic Advisors serves as the investment advisor to TOMF and Taconic Advisors UK and Taconic Advisors Hong Kong serve as the subadvisors to TOMF. Taconic Capital Performance Partners LLC (“Taconic Partners”) serves as the general partner to Taconic Advisors. Taconic Capital Services UK Limited (“Taconic Capital Services”) serves as the managing member of Taconic Advisors UK. Taconic Advisors is the sole shareholder of Taconic Advisors Hong Kong. Taconic Associates serves as the general partner to TOMF. Messrs. Brody and Brosens are principals of Taconic Advisors and Taconic Capital Services and managers of Taconic Partners and Taconic Associates. In such capacity, Messrs. Brody and Brosens may be deemed to have voting and dispositive power over the shares held for TOMF. The December 19, 2013 filing indicates that Taconic Advisors, Taconic Advisors UK, Taconic Advisors Hong Kong, Taconic Associates and Messrs. Brody and Brosens, each have shared voting and shared dispositive power as to all 13,800,000 shares shown.
(9)	The address of this entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information provided is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on or about February 12, 2014. That filing indicates that The Vanguard Group has sole voting power as to 268,786 of the shares shown, sole dispositive power as to 13,369,241 of the shares shown and shared dispositive power as to 254,186 of the shares shown. That filing also indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 254,186 of the shares shown as a result of its serving as investment manager of collective trust accounts. That filing further indicates that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 14,600 of the shares shown as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and certain persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and these greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of these reports and other information furnished to us, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with on a timely basis during and for the year ended December 31, 2013.

PROPOSAL 4 — STOCKHOLDER PROPOSAL

We have been informed that Mercy Investment Services, Inc. intends to introduce the proposal set forth below at the Annual Meeting. Consistent with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to stockholders the address and reported holdings of the Company’s common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board is recommending a vote against this proposal for the reasons set forth following the proposal.

RESOLVED, Shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas (GHG) including methane emissions and flaring resulting from all operations and that the Company report to shareholders by fall 2014 on its plans (omitting proprietary information and prepared at reasonable cost) to achieve these goals.

WHEREAS, The economic, business and societal impacts of climate change are of paramount importance to investors. Investors with $87 trillion in assets have supported CDP’s request to over 6,000 companies for disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks. WPX Energy (the Company) has not responded to CDP’s request.

Methane represents over 25% of 20-year CO2 equivalent emissions in the EPA Greenhouse Gas Inventory. Methane’s impact on global temperature is 86x that of CO2 over a 20-year period, emissions contribute significantly to climate change.

Further, domestic flaring has propelled the U.S. into the top 10 gas flaring countries globally. Approximately 29% of gas produced in the Bakken is flared; gas flared in North Dakota more than doubled between May 2011 and May 2013, with $1 billion worth of gas lost in 2012.

Studies from Cornell, the University of Colorado and the University of Texas estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering attention from Forbes and The New York Times, where methane leakage was referred to as “the Achilles’ heel of hydraulic fracturing.”

The International Energy Agency (IEA) highlights the risk of failing to implement best practice methane management in “Golden Rules for a Golden Age of Gas,” recommending actions “necessary to realise the economic and energy security benefits [of gas development] while meeting public concerns.” Recommended actions are to “eliminate venting, minimize flaring,” and “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the IEA that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost.” The policies “rely only on existing technologies” and “would not harm economic growth.”

Methane leakage and flaring has a direct economic impact on the Company as lost and flared gas is not available for sale. We recognize some operations may incorporate best practice management; however, leakage risks at high growth or select geographies can negate best practices elsewhere. A disciplined business strategy with clear cut targets and goals to cut GHG emissions from operations and products would help the Company stay ahead of regulatory and legal risks.

We believe a report adequate for investors to assess the Company’s strategy would include a description of how the Company is measuring and mitigating emissions including methane leakage rate as a percentage of production, flaring reduction, best practices, worst performing assets, risk mitigation measures, and environmental impacts.

The Board recommends you vote AGAINST this proposal for the following reasons:

We believe we must apply our technical and management capabilities efficiently if we are to meet the growing global demand for energy and also address greenhouse gas emissions. For the reasons we note below, the adoption of absolute, quantitative goals regarding greenhouse gas emissions would be an impractical approach to meeting the rising demand for energy while addressing greenhouse gas emissions.

The International Energy Agency has projected that, even after accounting for significant improvements in energy efficiency, absolute global demand for energy from petroleum and natural gas will continue to increase for decades, supporting improved living standards for people around the world. In general, it requires energy to produce and process oil and gas. Consequently, increases in production volumes that are necessary to meet the rising global demand for energy will lead to increases in emissions from operations and from end use by customers. To be reasonable and accurate, goals for absolute greenhouse gas emissions would need to reflect the coincident impact of largely unforeseeable factors that influence year-to-year changes in market demand, including — among other things — macroeconomic issues, weather, and responses by oil and gas companies. It should be clearly understood that goals that reflect so many variables are wholly impractical for guiding business performance.

We continuously seek opportunities to improve efficiency and reduce emissions from our operations. We also believe that the cost of energy provides a significant incentive for us and our customers to use energy efficiently. The impact of this incentive is evidenced by a long history of significant improvements in energy use per unit of gross domestic product around the world. As we take steps to increase production of oil and gas to meet rising demands for energy, we also endeavor to improve efficiency, reduce emissions, and contribute to effective long-term solutions for managing climate risks.

PROPOSAL 5 — STOCKHOLDER PROPOSAL

We have been informed that the Public Employees Retirement System of Ohio intends to introduce the proposal set forth below at the Annual Meeting. Consistent with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to stockholders the address and reported holdings of the Company’s common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board is not recommending a vote either for or against this proposal.

RESOLVED, that shareholders of WPX Energy, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2015 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2015 from completing the term for which such director was elected.

Supporting Statement

This resolution was submitted by the Public Employees Retirement System of Ohio. The Shareholder Rights Project served as the proponent’s representative and advisor in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, during the period January 1, 2012 to June 30, 2013:

•	More than 90 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors Recommendation

For the reasons discussed below, the Board does not recommend either a vote FOR or AGAINST this proposal.

The Board recognizes that declassification continues to be a subject of interest for stockholder groups and other constituencies and has decided to put the stockholder proposal to a vote by all stockholders without a recommendation. In order for stockholders to make an informed decision on this proposal, the Board believes it is important to consider the potential benefits that classified boards offer together with the proponent’s contrary arguments.

Our Board recognizes the substantial benefits of a classified structure in promoting continuity in our strategy, oversight and policies. In our industry, in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and gas resources makes it vital that we have a board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the long-term value of the Company.

A classified board also enhances the ability of the Company to maximize stockholder value in the event of an unsolicited takeover proposal. A classified board provides the Company valuable leverage to negotiate effectively on behalf of all stockholders. By requiring two election cycles to take control of the board, the classified structure requires that a potential buyer negotiate with a board consisting of a majority of seasoned directors who are independent of the potential acquirer, and hence allows the board to evaluate the adequacy and fairness of an acquisition proposal, carefully evaluate potential alternatives and negotiate on behalf of all stockholders. Rather than insulating the Company from a successful takeover proposal or the consummation of a potential transaction, a classified board can increase the likelihood that a board will have the opportunity to negotiate and obtain the best possible result for the Company and its stockholders.

A principal rationale advanced by many advocates of declassified boards, including the proponent, is that classification reduces director accountability to stockholders. However, these concerns about reduced accountability may be overstated, particularly amid the increasing scrutiny of corporate governance and heightened regulatory oversight of recent years. Moreover, as a result of the provision in our Bylaws that applies a majority voting standard in uncontested elections of directors, members of our Board are accountable to our stockholders.

The Board believes that stockholders should consider both the arguments in favor of and against classified boards in voting on this stockholder proposal. Approval of this stockholder proposal will not automatically eliminate our classified board. The Board will carefully consider the views of our stockholders as expressed in the vote on this proposal. If this proposal is approved by stockholders, the Board will then consider whether to approve and submit to stockholders at next year’s annual meeting proposed amendments to the Company’s certificate of incorporation that would declassify the board.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no stockholder nominations or stockholder proposals other than those included in this proxy statement will be presented at the Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the stockholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

By Order of the Board of Directors,

Stephen E. Brilz

Vice President and Corporate Secretary

Tulsa, Oklahoma

April 9, 2014

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2014.
Vote by Internet
• Go to www.envisionreports.com/WPX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST
Proposal 4. The Board makes no recommendation regarding Proposal 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - James J. Bender	☐	☐	☐	02 - Robert K. Herdman	☐	☐	☐	03 - George A. Lorch	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent public accounting firm for the Company for the year ending December 31, 2014.	☐	☐	☐

4.	Stockholder Proposal regarding quantitative greenhouse gas emissions goals.	☐	☐	☐	5.	Stockholder Proposal regarding declassification of the Board of Directors.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2014 Annual Meeting of

WPX Energy, Inc. Stockholders

Thursday, May 22, 2014, 9:30 a.m. (Central Time)

Williams Resource Center Theater

One Williams Center

Tulsa, Oklahoma 74172

Directions to Williams Resource Center Theater

From the airport:

Take interstate 244 west to the 1st Street exit. Stay on 1st Street for approximately five blocks until you reach Cincinnati Avenue. At the Cincinnati and 1st Street intersection, you’ll see the BOK Tower ahead on your left. Parking is available in several parking lots that are adjacent to the BOK Tower. You may enter the BOK Tower through the doors located on the north side on 1st Street. The Williams Resource Center Theater is located on the lower level of the BOK Tower.

Downtown:

The Williams Resource Center Theater is located on the lower level of the BOK Tower.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — WPX Energy, Inc.

Notice of 2014 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting

Dennis C. Cameron and Stephen E. Brilz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WPX Energy, Inc. to be held on May 22, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4. The Board makes no recommendation regarding, and the Proxies will not vote either for or against, Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

----------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST
Proposal 4. The Board makes no recommendation regarding Proposal 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - James J. Bender	☐	☐	☐	02 - Robert K. Herdman	☐	☐	☐	03 - George A. Lorch	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent public accounting firm for the Company for the year ending December 31, 2014.	☐	☐	☐

4.	Stockholder Proposal regarding quantitative greenhouse gas emissions goals.	☐	☐	☐	5.	Stockholder Proposal regarding declassification of the Board of Directors.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy — WPX Energy, Inc.

Notice of 2014 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting

Dennis C. Cameron and Stephen E. Brilz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WPX Energy, Inc. to be held on May 22, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4. The Board makes no recommendation regarding, and the Proxies will not vote either for or against, Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)